Exhibit 99.1

MUFG Union Bank, N.A.

Independent Auditor’s Report

Consolidated Financial Statements

As of and for the Year Ended

December 31, 2021

MUFG Union Bank N.A.

Glossary of Defined Terms

The following acronyms and abbreviations are used throughout these consolidated financial statements.

ADR	American Depositary Receipt
AOCI	Accumulated other comprehensive income
ASU	Accounting Standards Update
CLO	Collateralized loan obligation
COVID-19	Coronavirus Disease 2019
EAD	Exposure at default
EAFE	Europe, Australia and Far East
ESBP	Executive Supplemental Benefit Plan
FASB	Financial Accounting Standards Board
FDIC	Federal Deposit Insurance Corporation
Federal Reserve	Board of Governors of the Federal Reserve System
FHLB	Federal Home Loan Bank
GAAP	Accounting principles generally accepted in the United States of America
HLBV	Hypothetical liquidation of book value
LGD	Loss given default
LIBOR	London Inter-bank Offered Rate
LIHC	Low income housing tax credit
LLC	Limited Liability Company
MUAH	MUFG Americas Holdings Corporation
MUAH Plan	MUFG Americas Holdings Corporation Stock Bonus Plan
MUB	MUFG Union Bank, N.A.
MUFG	Mitsubishi UFJ Financial Group, Inc.
NAV	Net asset value
OCC	Office of the Comptroller of the Currency
PD	Probability of default
S&P	Standard & Poor’s Global Ratings
TDR	Troubled debt restructuring
VIE	Variable interest entity

Financial Statements

MUFG Union Bank, N.A.

Consolidated Statement of Income

(Dollars in millions)	For the Year Ended December 31, 2021
Interest Income
Loans	$2,462
Securities	478
Other	36

Total interest income	2,976

Interest Expense
Deposits	104
Long-term debt	175

Total interest expense	279

Net Interest Income	2,697
Provision for credit losses	(393)

Net interest income after provision for credit losses	3,090

Noninterest Income
Service charges on deposit accounts	144
Trust and investment management fees	104
Investment banking and syndication fees	193
Credit facility fees	118
Trading account activities	112
Securities gains, net	68
Fees from affiliates	1,591
Gains on sales of businesses	197
Other, net	321

Total noninterest income	2,848

Noninterest Expense
Salaries and employee benefits	2,592
Net occupancy and equipment	404
Professional and outside services	669
Software	335
Software impairment	208
Other	309

Total noninterest expense	4,517

Income before income taxes and including noncontrolling interests	1,421
Income tax expense	295

Net Income Including Noncontrolling Interests	1,126
Deduct: Net loss from noncontrolling interests	10

Net Income Attributable to MUB	$1,136

See accompanying Notes to Consolidated Financial Statements.

MUFG Union Bank, N.A.

Consolidated Statement of Comprehensive Income

(Dollars in millions)	For the Year Ended December 31, 2021
Net Income Attributable to MUB	$1,136
Other Comprehensive Income (Loss), Net of Tax:
Net change in unrealized gains (losses) on cash flow hedges	(147)
Net change in unrealized gains (losses) on investment securities	(466)
Pension and other postretirement benefit adjustments	332

Total other comprehensive income (loss)	(281)

Comprehensive Income Attributable to MUB	855
Comprehensive income (loss) from noncontrolling interests	(10)

Total Comprehensive Income	$845

See accompanying Notes to Consolidated Financial Statements.

MUFG Union Bank, N.A.

Consolidated Balance Sheet

(Dollars in millions except per share amount)	December 31, 2021
Assets
Cash and due from banks	$1,629
Interest bearing deposits in banks	9,730

Total cash and cash equivalents	11,359
Trading account assets	1,048
Securities available for sale (includes $137 at December 31, 2021 pledged as collateral that may be repledged)	20,826
Securities held to maturity (fair value $6,862 at December 31, 2021)	6,903
Loans held for investment	79,167
Allowance for loan losses	(757)

Loans held for investment, net	78,410
Goodwill	1,252
Loans held for sale	990
Other assets	7,071

Total assets	$127,859

Liabilities
Deposits:
Noninterest bearing	$44,622
Interest bearing	56,861

Total deposits	101,483
Commercial paper and other short-term borrowings	8
Long-term debt	6,952
Trading account liabilities	296
Other liabilities	2,373

Total liabilities	111,112

Commitments, contingencies and guarantees—See Note 18
Equity
MUB stockholder’s equity:
Common stock, par value $1 per share:
Authorized 45,000,000 shares, 40,305,115 shares issued and outstanding at December 31, 2021	605
Additional paid-in capital	9,897
Retained earnings	6,440
Accumulated other comprehensive income (loss)	(284)

Total MUB stockholder’s equity	16,658
Noncontrolling interests	89

Total equity	16,747

Total liabilities and equity	$127,859

See accompanying Notes to Consolidated Financial Statements.

MUFG Union Bank, N.A.

Consolidated Statement of Changes in Stockholder’s Equity

	MUB Stockholder’s Equity
(Dollars in millions)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
BALANCE DECEMBER 31, 2020	$605	$9,892	$5,312	$(3)	$91	$15,897

Net income (loss)	—	—	1,136	—	(10)	1,126
Other comprehensive income (loss), net of tax	—	—	—	(281)	—	(281)
Compensation—restricted stock units	—	5	(8)	—	—	(3)
Other	—	—	—	—	8	8

Net change	—	5	1,128	(281)	(2)	850

BALANCE DECEMBER 31, 2021	$605	$9,897	$6,440	$(284)	$89	$16,747

See accompanying Notes to Consolidated Financial Statements.

MUFG Union Bank, N.A.

Consolidated Statement of Cash Flows

(Dollars in millions)	For the Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income including noncontrolling interests	$1,126
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Reversal of) provision for credit losses	(393)
Depreciation, amortization and accretion, net	338
Stock-based compensation—restricted stock units	91
Deferred income taxes	(153)
Gains on sales of businesses	(197)
Net gains on sales of securities	(68)
Net decrease (increase) in trading account assets	915
Net decrease (increase) in other assets	219
Net increase (decrease) in trading account liabilities	55
Net increase (decrease) in other liabilities	(217)
Loans originated for sale	(10,243)
Net proceeds from sale of loans originated for sale	9,422
Pension and other benefits adjustment	(45)
Software impairment	208
Other, net	(3)

Total adjustments	(71)

Net cash provided by (used in) operating activities	1,055

Cash Flows from Investing Activities:
Proceeds from sales of securities available for sale	2,666
Proceeds from paydowns and maturities of securities available for sale	3,172
Purchases of securities available for sale	(9,334)
Proceeds from paydowns and maturities of securities held to maturity	2,171
Purchases of securities held to maturity	(1,756)
Proceeds from sales of loans	153
Net decrease (increase) in loans	2,222
Purchases of other investments	(103)
Net cash paid for dispositions	(6,277)
Other, net	(314)

Net cash provided by (used in) investing activities	(7,400)

Cash Flows from Financing Activities:
Net increase (decrease) in deposits	4,501
Net increase (decrease) in commercial paper and other short-term borrowings	(15)
Proceeds from issuance of long-term debt	2,350
Repayment of long-term debt	(5,176)
Other, net	(104)
Change in noncontrolling interests	8

Net cash provided by (used in) financing activities	1,564

Net change in cash, cash equivalents and restricted cash	(4,781)
Cash, cash equivalents and restricted cash at beginning of period	$16,167

Cash, cash equivalents and restricted cash at end of period	$11,386

Cash Paid During the Period For:
Interest	$366
Income taxes, net	220
Supplemental Schedule of Noncash Investing and Financing Activities:
Net transfer of loans held for investment to (from) loans held for sale	$(516)
Reconciliation of Cash, Cash Equivalents and Restricted Cash:
Cash and cash equivalents	$11,359
Restricted cash included in other assets	27

Total cash, cash equivalents and restricted cash per consolidated statement of cash flows	$11,386

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies and Nature of Operations

Introduction

MUFG Union Bank, N.A. (MUB) is a wholly-owned subsidiary of MUFG Americas Holdings Corporation (MUAH). MUAH is owned by MUFG Bank, Ltd. and MUFG. MUFG Bank, Ltd. is a wholly-owned subsidiary of MUFG. As used in these consolidated financial statements, terms such as “the Bank,” “we,” “us” and “our” refer to MUB, one or more of its consolidated subsidiaries, or to all of them together. In September 2021, MUAH and MUFG entered into an agreement to sell all the issued and outstanding shares of common stock of MUB to U.S. Bancorp. The completion of the sale is subject to certain conditions, including, among others, the receipt of required governmental approvals and the expiration of certain waiting periods. U.S. Bancorp is not acquiring MUB’s Global Corporate & Investment Bank—U.S. business, certain middle and back office functions, and certain other assets and liabilities (including Intrepid Investment Bankers LLC and Union Bank of California Leasing, Inc.), which will be transferred to MUAH and MUFG prior to sale of MUB stock to U.S. Bancorp.

MUB provides a wide range of corporate and retail banking and wealth management services which include investment banking, personal and corporate trust, transaction banking, capital markets, and other services. As of December 31, 2021, the Bank operated 296 branches, consisting primarily of retail banking branches in the West Coast states.

Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of the Bank and other entities in which the Bank has a controlling financial interest. The Bank determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a VIE. The primary beneficiary of a VIE is the entity that has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and has the obligation to absorb losses or receive benefits from the VIE that could potentially be significant to the VIE. Results of operations from VIEs are included from the dates that the Bank became the primary beneficiary. All intercompany transactions and balances with consolidated entities are eliminated in consolidation.

The Bank accounts for equity investments over which it exerts significant influence using the equity method of accounting. Non-marketable equity investments where the Bank does not exert significant influence are accounted for at cost or using the proportional amortization method. Investments accounted for under the equity method, proportional amortization method, and cost method are included in other assets.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America (GAAP). The policies that materially affect the determination of financial position, results of operations and cash flows are summarized below.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Although such estimates contemplate current conditions and management’s expectations of how they may change in the future, it is reasonably possible that actual results could differ significantly from those estimates. This could materially affect the Bank’s results of operations and financial condition in the near term. Critical estimates made by management in the preparation of the Bank’s financial statements include, but are not limited to, the allowance for credit losses (Note 3 “Loans and Allowance for Loan Losses”), income taxes (Note 15 “Income Taxes”), and transfer pricing (Note 19 “Related Party Transactions”).

Note 1—Summary of Significant Accounting Policies and Nature of Operations (Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest bearing deposits in banks, and federal funds sold.

Trading Account Assets and Liabilities

Trading account assets and liabilities are recorded at fair value and include certain securities and derivatives. Securities are classified as trading when management acquires them as an accommodation to customers or with the intent to hold for short periods. Substantially all of these securities have a high degree of liquidity and a readily determinable fair value. Interest on securities classified as trading is included in interest income, and realized gains and losses from sale and unrealized fair value adjustments are recognized in noninterest income.

Derivatives included in trading account assets and liabilities are entered into as an accommodation to customers or for other risk management purposes, primarily to manage the Bank’s exposure to certain interest rate risks. Contracts primarily include interest rate swaps and options and foreign exchange contracts. The Bank nets derivative assets and liabilities, and the related cash collateral receivables and payables, when a legally enforceable master netting arrangement exists between the Bank and the derivative counterparty. Changes in fair values and realized income or expense for trading asset and liability derivatives are included in noninterest income.

Securities

Securities are recorded on the consolidated balance sheet as of the trade date, when acquired in a regular-way trade. Debt securities for which management has both the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. Debt securities that are not classified as trading assets or held to maturity are classified as available for sale and are carried at fair value, with the unrealized gains or losses reported net of taxes as a component of AOCI in stockholder’s equity until realized. However, unrealized losses on securities available for sale that we intend to sell, or if it is more likely than not that we will be required to sell, before recovery of the security’s amortized cost basis are included in noninterest income. Credit losses on securities available for sale that we do not expect to sell and credit losses on securities held to maturity, if any, are recorded as discussed in “Allowance for Credit Losses” in this note.

Interest income on debt securities classified as either available for sale or held to maturity includes the amortization of premiums and the accretion of discounts using a method that produces a level yield based on the estimated lives of the securities and is included in interest income on securities.

Realized gains and losses on the sale of available for sale securities are included in noninterest income. The specific identification method is used to calculate realized gains and losses on sales.

For further information on our debt securities, see Note 2 to these consolidated financial statements.

Loans Held for Investment, Loans Held for Sale and Leases

Loans held for investment are reported at the principal amounts outstanding, net of charge-offs, unamortized nonrefundable loan fees, direct loan origination costs, and purchase premiums and discounts. Where loans are held for investment, the net basis adjustment excluding charge-offs on the loan is generally recognized in interest income on an effective yield basis over the contractual loan term.

Nonaccrual loans are those for which management has discontinued accrual of interest because there exists significant uncertainty as to the full and timely collection of either principal or interest. Loans are generally placed on nonaccrual when such loans have become contractually past due 90 days with respect to principal

Note 1—Summary of Significant Accounting Policies and Nature of Operations (Continued)

or interest. Past due status is determined based on the contractual terms of the loan and the number of payment cycles since the last payment date. Interest accruals are continued past 90 days for certain small business loans and consumer installment loans, which are charged off at 120 days. For the commercial loan portfolio segment, interest accruals are also continued for loans that are both well-secured and in the process of collection.

When a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against current period interest income. When full collection of the outstanding principal balance is in doubt, subsequent payments received are first applied to unpaid principal and then to uncollected interest. A loan may be returned to accrual status at such time as the loan is brought fully current as to both principal and interest, and such loan is considered to be fully collectible on a timely basis. The Bank’s policy also allows management to continue the recognition of interest income on certain loans placed on nonaccrual status. Interest income may be recognized on these nonaccrual loans, referred to as “Cash Basis Nonaccrual”, only when payments are collected. This policy applies to consumer portfolio segment loans and commercial portfolio segment loans that are well-secured and in management’s judgment are considered to be fully collectible but the timely collection of payments is in doubt.

A TDR is a restructuring of a loan in which the creditor, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. A loan subject to such a restructuring is accounted for as a TDR. A TDR typically involves a modification of terms such as a reduction of the interest rate below the current market rate for a loan with similar risk characteristics or extending the maturity date of the loan without corresponding compensation. Credit losses on TDR’s are recorded as discussed in “Allowance for Credit Losses” in this note. For the consumer portfolio segment, TDRs are initially placed on nonaccrual and typically, a minimum of six consecutive months of sustained performance is required before returning to accrual status. For the commercial portfolio segment, the Bank generally determines accrual status for TDRs by performing an individual assessment of each loan, which may include, among other factors, demonstrated performance by the borrower under the previous terms.

Except for certain transactions between entities under common control, loans acquired in a transfer, including business combinations, are recorded at fair value at the acquisition date.

Loans held for sale are carried at the lower of cost or fair value and measured on an individual basis for commercial loans and on an aggregate basis for residential mortgage loans. Changes in fair value are recognized in other noninterest income. Nonrefundable fees, direct loan origination costs, and purchase premiums and discounts related to loans held for sale are deferred and recognized as a component of the gain or loss on sale. Contractual interest earned on loans held for sale is recognized in interest income.

Allowance for Credit Losses

Allowance for loan losses

Allowance for loan losses is a valuation account that is deducted from the assets’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management confirms the uncollectibility of a loan balance. Expected recoveries, if any, do not exceed the aggregate of amounts previously charged-off.

Management develops and documents its systematic methodology for determining the allowance by first dividing its portfolio into two segments—the commercial segment and consumer segment. The Bank further divides its portfolio segments into classes based on initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk. The classes for the Bank include commercial and industrial, commercial mortgage, construction, residential mortgage and home equity, and other consumer loans. While the Bank’s methodology attributes portions of the allowance to specific portfolio segments and classes, the allowance estimate is provided to cover all credit losses expected in the loan portfolio.

Note 1—Summary of Significant Accounting Policies and Nature of Operations (Continued)

The Bank’s methodology for estimating the allowance uses relevant available information relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made to account for differences between current and expected future conditions and those reflected in historical loss information. The allowance is measured on a collective basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis.

The collectively-assessed allowance methodology incorporated an economic forecast over a 36-month period. Beyond the economic forecast period, the allowance methodology reverted to average historical loss information on a straight-line basis over a 24-month period. These timeframes are regularly reviewed and approved by management and may be adjusted if economic conditions warrant.

An expected loss approach is used to estimate the collectively-assessed allowance for both the commercial and consumer portfolio segments. Expected loss is calculated as the product of PD, LGD, and EAD modeled parameters that are projected on a monthly basis over the assets’ remaining contractual lives. The sum of each month’s expected loss calculation results in the collectively-assessed allowance estimate. Expected loss models use historical loss information and a variety of economic assumptions to estimate PD, LGD, and EAD. These models are tailored to different loan segments, classes and products by changing the economic variables or their weighting in the calculation used to estimate expected losses.

The allowance is an estimate of expected credit losses over the remaining contractual term of each asset. Expected prepayments are incorporated into the estimation of the EAD for each asset over the asset’s remaining term, which shortens the expected remaining term. Contractual term is not adjusted for expected extensions, renewals, and modifications unless management has a reasonable expectation that a TDR will be executed with a borrower. Credit cards do not have defined contractual terms. In order to estimate the expected credit losses on actively used revolving credit card balances, we make assumptions about expected payments and expected spending on the unconditionally cancelable unfunded amount at the measurement date. Expected spending after the measurement date reduces the expected payments that are allocated to the outstanding balance at the measurement date. Expected credit losses are calculated only on the outstanding balances component at the measurement date, which is amortized by applying the proportion of the expected payment allocated to the outstanding balance. Expected payments applied to the expected spending after the measurement date are excluded from the analysis because unconditionally cancelable unfunded commitments are not reservable.

Loans that do not share risk characteristics are evaluated individually to determine the allowance. Loans assessed individually include larger nonaccruing loans within the commercial portfolio, TDRs, reasonably expected TDRs and collateral-dependent loans. Collateral-dependent loans are generally individually-assessed for allowance purposes. Collateral-dependent assets’ expected credit losses are assessed when the fair value of the collateral is less than the amortized cost basis of the asset. Collateral-dependent assets are evaluated in this manner when foreclosure is probable, or when repayment is expected to be provided substantially through the operation or sale of the collateral when the borrower is experiencing financial difficulty. Estimated costs to sell are included in the estimate when repayment is expected by the sale of the collateral. Collateral-dependent assets are generally secured by real estate collateral. When the discounted cash flow method is used to determine the allowance for individually-assessed loans, management does not adjust the interest rate used to discount expected cash flows to incorporate expected prepayments.

Note 1—Summary of Significant Accounting Policies and Nature of Operations (Continued)

Management implements qualitative adjustments to the collectively-assessed allowance to account for the risks not incorporated in the model between current conditions and those reflected in the historical loss information used to estimate the models. These qualitative factors include changes in credit policies, problem loan trends, identification of new risks not incorporated into the modeling framework, credit concentrations, changes in lending management and other external factors. Qualitative adjustments are also used to adjust the collectively-assessed allowance to account for risks attributed to imprecision in the economic forecast and when risks emerge that impact specific portfolio components (i.e., natural disasters).

TDRs are loans where we have granted a concession to a borrower as a result of the borrower experiencing financial difficulty and, consequently, we receive less than the current market-based compensation for loans with similar risk characteristics. Such loans’ allowance is measured either individually or in pools with similar risk characteristics. The allowance for a TDR loan is measured using the same method as all other loans when evaluated in pools. The allowance for individually assessed TDR loans is measured using a discounted cash flow methodology, or by evaluating the fair value of the collateral, if collateral dependent. When the value of a concession cannot be measured using a method other than the discounted cash flow method, the value of a concession is measured by discounting the expected future cash flows at the original interest rate of the loan. When we have a reasonable expectation that a TDR loan may be executed with a borrower at the evaluation date, we may modify the allowance calculation to align with the expected modification terms, which may include modifying the expected contractual term.

We generally do not record an allowance for accrued interest receivable on loans held for investment, which is included in other assets on the consolidated balance sheet. Uncollectible accrued interest is generally reversed through interest income.

Allowance for Credit Losses on Debt Securities

The Bank’s debt securities generally are explicitly or implicitly guaranteed by U.S. government entities or agencies or are non-agency-backed assets that are highly rated and have not incurred credit losses historically. No credit losses are expected on these assets and thus no allowance is estimated on these debt securities.

Allowance for Credit Losses on Unfunded Credit Commitments

The Bank maintains an allowance for losses on unfunded credit commitments for the contractual term over which we are exposed to credit risk that is not unconditionally cancelable by the Bank. The Bank’s allowance methodology for unfunded credit commitments is the same as that used for the allowance for the other collectively-evaluated assets and includes an estimate of commitments that are expected to fund over the remaining contractual term. The allowance for losses on unfunded credit commitments is classified as other liabilities on the balance sheet, with changes recognized in the provision for credit losses.

Goodwill and Identifiable Intangible Assets

Intangible assets represent purchased assets that lack physical substance and can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold, exchanged, or licensed. Intangible assets are recorded at fair value at the date of acquisition.

Note 1—Summary of Significant Accounting Policies and Nature of Operations (Continued)

Intangible assets that have finite lives, which include core deposit intangibles, customer relationships, non-compete agreements and trade names, are amortized either using the straight-line method or a method that patterns the consumption of the economic benefit. Intangible assets are amortized over their estimated periods of benefit, which range from three to forty years. The Bank periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists. Intangible assets that have indefinite lives are tested for impairment at least annually, and more frequently in certain circumstances.

The Bank has elected to account for its residential mortgage servicing rights using the fair value measurement method. Under the fair value measurement method, residential mortgage servicing rights are measured at estimated fair value each period with changes in fair value included in other, net within noninterest income.

Goodwill is assessed for impairment at least annually at the reporting unit level either qualitatively or quantitatively. If the elected qualitative assessment results indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the quantitative impairment test is required. Various valuation methodologies are applied to carry out the impairment test by comparing the fair value of the reporting unit to its carrying amount, including goodwill. A goodwill impairment loss is measured as the amount by which a reporting unit’s carrying amount exceeds its fair value; however, the loss recognized cannot exceed the total amount of goodwill allocated to that reporting unit. Goodwill impairment is recognized through noninterest expense as a direct write down to its carrying amount and subsequent reversals of goodwill impairment are prohibited.

Other Investments

The Bank invests in limited liability partnerships and other entities operating qualified affordable housing projects. These LIHC investments provide tax benefits to investors in the form of tax deductions from operating losses and tax credits. The LIHC investments are initially recorded at cost, and are subsequently accounted for under the proportional amortization method, when such requirements are met to apply that methodology. Under the proportional amortization method, the Bank amortizes the initial investment in proportion to the tax credits and other tax benefits allocated to the Bank, with amortization recognized in the statement of income as a component of income tax expense. When the requirements are not met to apply the proportional amortization method, the investment is accounted for under the equity method of accounting with equity method losses recorded in noninterest expense. LIHC investments are reviewed periodically for impairment.

The Bank also invests in limited liability entities and trusts that operate renewable energy projects, either directly or indirectly. Tax credits, taxable income and distributions associated with these renewable energy projects may be allocated to investors according to the terms of the partnership agreements. These investments are accounted for under the equity method and are reviewed periodically for impairment, considering projected operating results and realizability of tax credits. For those projects where economic benefits are not allocated based on pro rata ownership percentage, the Bank accounts for its investments using the HLBV method. Under the HLBV method, the Bank determines its share of an investee’s earnings by comparing the amount it would hypothetically receive at each balance sheet reporting date under the liquidation provisions of the partnership agreements, assuming the investee’s net assets were liquidated at amounts determined in accordance with GAAP and distributed to the Bank, after taking capital transactions during the period into account.

Derivative Instruments Used in Hedging Relationships

The Bank enters into a variety of derivative contracts as a means of managing the Bank’s interest rate exposure and designates such derivatives under qualifying hedge relationships. All such derivative instruments are recorded at fair value and are included in other assets or other liabilities. The Bank offsets derivative assets and liabilities, and the related cash collateral receivables and payables, when a legally enforceable master netting arrangement exists between the Bank and the derivative counterparty.

Note 1—Summary of Significant Accounting Policies and Nature of Operations (Continued)

At hedge inception, the Bank designates a derivative instrument as a hedge of the fair value of a recognized asset or liability (i.e., fair value hedge), or a hedge of the variability in the expected future cash flows associated with either an existing recognized asset or liability or a probable forecasted transaction (i.e., cash flow hedge).

Where hedge accounting is applied at hedge inception, the Bank formally documents its risk management objective and strategy for undertaking the hedge, which includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and how the hedge’s effectiveness will be assessed prospectively and retrospectively. Both at the inception of the hedge and on an ongoing basis, the hedging instrument must be highly effective in offsetting changes in fair values or cash flows of the hedged item in order to qualify for hedge accounting.

For fair value hedges, changes in the fair value of the derivative instrument are recorded in earnings together with the change in fair value of the hedged item. For cash flow hedges, changes in the fair value of the derivative instrument are recognized in other comprehensive income. For cash flow hedges of interest rate risk, the amount in other comprehensive income is subsequently reclassified to net interest income in the period in which the cash flow from the hedged item is recognized in earnings. If a derivative instrument is no longer determined to be highly effective as a designated hedge, hedge accounting is discontinued and subsequent fair value adjustments of the derivative instrument are recorded in earnings.

Transfers of Financial Assets

Transfers of financial assets in which the Bank has surrendered control over the transferred assets are accounted for as sales. Control is generally considered to have been surrendered when the transferred assets have been legally isolated from the Bank, the transferee has the right to pledge or exchange the assets without any significant constraints, and the Bank has not entered into a repurchase agreement, does not hold unconditional call options and has not written put options on the transferred assets. In assessing whether control has been surrendered, the Bank considers whether the transferee would be a consolidated affiliate and the impact of all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of transfer.

Revenues from Contracts with Customers

Revenues from contracts with customers include service charges on deposit accounts, trust and investment management fees, brokerage commissions and fees, card processing fees, net, investment banking and syndication fees, and fees from affiliates. The Bank recognizes revenue from contracts with customers according to a five-step revenue recognition model: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Bank’s contracts with customers generally contain a single performance obligation or separately identified performance obligations, each with a stated transaction price and generally do not involve a significant timing difference between satisfaction of the performance obligation and customer payment. Revenues are recognized over time or at a point in time as the performance obligations are satisfied. Revenues are generally not variable and do not involve significant estimates or constraints.

Note 1—Summary of Significant Accounting Policies and Nature of Operations (Continued)

Transfer Pricing

Employees of the Bank perform management and support services for MUFG Bank, Ltd. in connection with the operation and administration of MUFG Bank, Ltd.’s businesses in the Americas. In consideration for the services provided, MUFG Bank, Ltd. pays the Bank fees under a master services agreement, which reflects market-based pricing for those services. The Bank recognizes transfer pricing revenue when delivery (performance) has occurred or services have been rendered. Revenue is typically recognized based on the gross amount billed to MUFG Bank, Ltd. without netting the associated costs to perform those services. Gross presentation is typically deemed appropriate in these instances as the Bank acts as a principal when providing these services directly to MUFG Bank, Ltd. Transfer pricing revenue is included in fees from affiliates revenue.

Income Taxes

The Bank files consolidated U.S. federal income tax returns, foreign tax returns and various combined and separate company state income tax returns.

We record a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We recognize the deferred income tax effects of a change in tax rates in the period of the enactment.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. We make adjustments to these reserves in accordance with the income tax accounting guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made, and could have a material impact on our financial condition and operating results. Foreign taxes paid are generally applied as credits to reduce U.S. federal income taxes payable.

Employee Pension and Other Postretirement Benefits

The Bank provides a variety of pension and other postretirement benefit plans for eligible employees and retirees. Net periodic pension and other postretirement benefit cost is recognized over the approximate service period of plan participants and includes significant discount rate and plan asset return assumptions.

Stock-Based Compensation

The Bank grants restricted stock units settled in ADRs representing shares of common stock of the Bank’s ultimate parent company, MUFG, to employees. The Bank recognizes compensation expense on restricted stock units granted on a straight-line basis over the vesting period for non-retirement eligible employees based on the grant date fair value of MUFG ADRs. Restricted stock units granted to employees who are retirement eligible or will become retirement eligible during the vesting period are expensed as of the grant date or on a straight-line basis over the period from the grant date to the date the employee becomes retirement eligible. Forfeitures are recognized as incurred in earnings.

Note 1—Summary of Significant Accounting Policies and Nature of Operations (Continued)

Recently Adopted Accounting Pronouncements

Reference Rate Reform

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848)—Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. This ASU applies only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. This guidance is effective on a prospective basis to new modifications made before December 31, 2022. The Bank adopted this guidance in 2020 and management does not expect the adoption of this guidance to significantly impact the Bank’s financial position or results of operations. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848) – Scope, which clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of reference rate reform. We will continue to assess the impact as the reference rate transition occurs over the next year.

Recently Issued Accounting Pronouncements

Fair Value Hedging—Portfolio Layer Method

In March 2022, the FASB issued ASU 2022-01, Derivatives and Hedging (Topic 815)—Fair Value Hedging—Portfolio Layer Method, related to fair value hedge accounting of portfolios of financial assets. This ASU expands the current single-layer method to allow multiple hedge layers of a single closed portfolio of qualifying assets, which include prepayable and non-prepayable assets. The guidance is effective for fiscal years beginning January 1, 2023 and early adoption is permitted. The Bank is evaluating the impact that ASU 2022-01 will have on its consolidated financial statements.

Troubled Debt Restructurings and Vintage Disclosures

In March 2022, the FASB issued ASU 2022-02, Financial Instruments—Credit Losses (Topic 326)—Troubled Debt Restructurings and Vintage Disclosures. The ASU removes the recognition and measurement guidance for troubled-debt restructurings by creditors, enhances disclosure requirements for certain loan refinancings and restructurings by creditors, and requires that an entity disclose current-period gross write-offs by year of origination for financing receivables. The guidance is effective January 1, 2023 and early adoption is permitted. The Bank is evaluating the impact that ASU 2022-02 will have on its consolidated financial statements.

Note 2—Securities

Securities Available for Sale

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of securities available for sale for December 31, 2021 are presented below.

	December 31, 2021
(Dollars in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury and government agencies	$5,760	$35	$117	$5,678
Mortgage-backed:
U.S. agencies	8,371	31	126	8,276
Residential—non-agency	856	—	13	843
Commercial—non-agency	4,129	125	33	4,221
Collateralized loan obligations	1,248	1	1	1,248
Direct bank purchase bonds	543	20	6	557
Other	2	1	—	3

Total securities available for sale	$20,909	$213	$296	$20,826

The Bank’s securities available for sale with a continuous unrealized loss position at December 31, 2021 are shown below, identified for periods less than 12 months and 12 months or more.

	December 31, 2021
	Less Than 12 Months		12 Months or More		Total
(Dollars in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury and government agencies	$4,024	$88	$608	$29	$4,632	$117
Mortgage-backed:
U.S. agencies	5,956	125	216	1	6,172	126
Residential—non-agency	688	11	75	2	763	13
Commercial—non-agency	707	17	233	16	940	33
Collateralized loan obligations	711	—	73	1	784	1
Direct bank purchase bonds	128	2	107	4	235	6

Total securities available for sale	$12,214	$243	$1,312	$53	$13,526	$296

The fair value of debt securities available for sale by contractual maturity are shown above. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

At December 31, 2021, the Bank did not have the intent to sell any securities in an unrealized loss position before a recovery of the amortized cost, which may be at maturity. The Bank also believes that it is more likely than not that it will not be required to sell the securities prior to recovery of amortized cost.

Agency residential and commercial mortgage-backed securities consist of securities guaranteed by a U.S. government corporation, such as Ginnie Mae, or a government-sponsored agency such as Freddie Mac or Fannie Mae. These securities are collateralized by residential and commercial mortgage loans and may be prepaid at par prior to maturity. The unrealized losses on agency residential mortgage-backed securities resulted from changes in interest rates and not from changes in credit quality. At December 31, 2021, the Bank expected to recover the entire amortized cost basis of these securities because the Bank determined that the strength of the issuers’ guarantees through direct obligations or support from the U.S. government is sufficient to protect the Bank from losses.

Note 2—Securities (Continued)

Residential mortgage-backed securities are collateralized by residential mortgage loans and may be prepaid at par prior to maturity. Commercial mortgage-backed securities are collateralized by commercial mortgage loans and are generally subject to prepayment penalties. The unrealized losses on residential and commercial mortgage-backed securities resulted from higher market yields since purchase. Cash flow analysis of the underlying collateral provides an estimate of recoverability and is performed quarterly when the fair value of a security is lower than its amortized cost. Based on the analysis performed as of December 31, 2021, the Bank expects to recover the entire amortized cost basis of these securities.

The Bank’s CLOs consist of Cash Flow CLOs. A Cash Flow CLO is a structured finance product that securitizes a diversified pool of loan assets into multiple classes of notes. Cash Flow CLOs pay the note holders through the receipt of interest and principal repayments from the underlying loans unlike other types of CLOs that pay note holders through the trading and sale of underlying collateral. Unrealized losses typically arise from widening credit spreads and deteriorating credit quality of the underlying collateral. Cash flow analysis of the underlying collateral provides an estimate of recoverability and is performed quarterly when the fair value of a security is lower than its amortized cost. Based on the analysis performed as of December 31, 2021, the Bank expects to recover the entire amortized cost basis of these securities.

Direct bank purchase bonds are not rated by external credit rating agencies. The unrealized losses on these bonds resulted from a higher return on capital expected by the secondary market compared with the return on capital required at the time of origination when the bonds were purchased. The Bank estimates the unrealized loss for each security by assessing the underlying collateral of each security. The Bank estimates the portion of loss attributable to credit based on the expected cash flows of the underlying collateral using estimates of current key assumptions, such as probability of default and loss severity. Cash flow analysis of the underlying collateral provides an estimate of recoverability and is performed quarterly when the fair value of a security is lower than its amortized cost and potential impairment is identified. Based on the analysis performed as of December 31, 2021, the Bank expects to recover the entire amortized cost basis of these securities.

The fair value of debt securities available for sale by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	December 31, 2021
(Dollars in millions)	One Year or Less	Over One Year Through Five Years	Over Five Years Through Ten Years	Over Ten Years	Total Fair Value
U.S. Treasury and government agencies	$—	$2,162	$3,430	$86	$5,678
Mortgage-backed:
U.S. agencies	—	32	939	7,305	8,276
Residential—non-agency	—	—	3	841	844
Commercial—non-agency	—	30	1,518	2,673	4,221
Collateralized loan obligations	—	—	640	608	1,248
Direct bank purchase bonds	30	209	246	72	557
Other	2	—	—	—	2

Total securities available for sale	$32	$2,433	$6,776	$11,585	$20,826

The gross realized gains and losses from sales of available for sale securities for the year ended December 31, 2021 are shown below. The specific identification method is used to calculate realized gains and losses on sales.

(Dollars in millions)	For the Year Ended December 31, 2021
Gross realized gains	$68

Note 2—Securities (Continued)

Securities Held to Maturity

At December 31, 2021, the amortized cost, gross unrealized gains and losses recognized in OCI, carrying amount, gross unrealized gains and losses not recognized in OCI, and fair value of securities held to maturity are presented below. Management has asserted the positive intent and ability to hold these securities to maturity.

	December 31, 2021
		Recognized in OCI			Not Recognized in OCI
(Dollars in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury and government agencies	$4,016	$—	$—	$4,016	$8	$131	$3,893
Mortgage-backed:
U.S. agencies	2,922	—	35	2,887	82	—	2,969

Total securities held to maturity	$6,938	$—	$35	$6,903	$90	$131	$6,862

Amortized cost is defined as the original purchase cost, adjusted for any accretion or amortization of a purchase discount or premium, less principal payments and any impairment previously recognized in earnings. The carrying amount is the difference between the amortized cost and the amount recognized in OCI. The amount recognized in OCI primarily reflects the unrealized gain or loss at date of transfer from available for sale to the held to maturity classification, net of amortization, which is recorded in interest income on securities.

The Bank’s securities held to maturity with a continuous unrealized loss position at December 31, 2021 are shown below, separately for periods less than 12 months and 12 months or more.

	December 31, 2021
	Less Than 12 Months			12 Months or More			Total
		Unrealized Losses			Unrealized Losses			Unrealized Losses
(Dollars in millions)	Fair Value	Recognized in OCI	Not Recognized in OCI	Fair Value	Recognized in OCI	Not Recognized in OCI	Fair Value	Recognized in OCI	Not Recognized in OCI
U.S. Treasury and government agencies	$2,203	$—	$62	$1,225	$—	$69	$3,428	$—	$131
Mortgage-backed:
U.S. agencies	101	—	—	1,567	35	—	1,668	35	—

Total securities held to maturity	$2,304	$—	$62	$2,792	$35	$69	$5,096	$35	$131

The carrying amount and fair value of securities held to maturity by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	December 31, 2021
	Within One Year		Over One Year Through Five Years		Over Five Years Through Ten Years		Over Ten Years		Total
(Dollars in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
U.S. Treasury and government agencies	$—	$—	$—	$—	$441	$447	$3,575	$3,446	$4,016	$3,893
Mortgage-backed:
U.S. agencies	454	459	101	104	395	409	1,937	1,997	2,887	2,969

Total securities held to maturity	$454	$459	$101	$104	$836	$856	$5,512	$5,443	$6,903	$6,862

Note 2—Securities (Continued)

Securities Pledged and Received as Collateral

At December 31, 2021, the Bank pledged $2.7 billion of trading securities as collateral of which $0.1 billion was permitted to be sold or repledged. These securities were pledged as collateral to secure public and trust department deposits and for derivative liability positions.

At December 31, 2021, the Bank received $22.4 billion of collateral for derivative asset positions, of which $22.4 billion was permitted to be sold or repledged. Of the collateral received, the Bank did not sell or repledge any securities loaned or sold under repurchase agreements.

Note 3—Loans and Allowance for Loan Losses

The following table provides the outstanding balances of loans held for investment at December 31, 2021.

(Dollars in millions)	December 31, 2021
Loans held for investment:
Commercial and industrial	$33,725
Commercial mortgage	15,187
Construction	1,715
Lease financing	86

Total commercial portfolio	50,713

Residential mortgage and home equity(1)	25,966
Other consumer(2)	2,488

Total consumer portfolio	28,454

Total loans held for investment(3)	79,167
Allowance for loan losses	(757)

Loans held for investment, net	$78,410

(1)	Includes home equity of $1,232 at December 31, 2021.
(2)	Other consumer loans substantially include unsecured consumer loans and consumer credit cards.
(3)	Includes $88 million at December 31, 2021, for net unamortized (discounts) and premiums and deferred (fees) and costs.

Accrued interest receivable on loans held for investment totaled $225 million at December 31, 2021 and is included in other assets on the consolidated balance sheet.

Allowance for Loan Losses

The reversal of provision for loan losses was $330 million for the commercial loan segment and $84 million for the consumer loan segment for the year ended December 31, 2021. The economic forecast incorporated management’s expectations at December 31, 2021, which included a continuing economic recovery in subsequent years as unemployment and economic growth recovered from the onset of the COVID-19 pandemic and economic indicators that were better than previously forecasted.

	For the Year Ended December 31, 2021
(Dollars in millions)	Commercial	Consumer	Total
Allowance for loan losses, beginning of period	$837	$422	$1,259
(Reversal of) provision for loan losses	(330)	(84)	(414)
Loans charged-off	(81)	(94)	(175)
Recoveries of loans previously charged-off	60	27	87

Allowance for loan losses, end of period	$486	$271	$757

Note 3—Loans and Allowance for Loan Losses (Continued)

Nonaccrual and Past Due Loans

The following table presents nonaccrual loans as of December 31, 2021. The nonaccrual loans all have a related allowance for loan losses recorded as of December 31, 2021.

(Dollars in millions)	December 31, 2021
Commercial and industrial	$192
Commercial mortgage	96
Construction	—

Total commercial portfolio	288

Residential mortgage and home equity	148
Other consumer	1

Total consumer portfolio	149

Total nonaccrual loans	$437

Troubled debt restructured loans that continue to accrue interest	$271

Troubled debt restructured nonaccrual loans (included in total nonaccrual loans above)	$150

The following table shows the aging of the balance of loans held for investment by class as of December 31, 2021.

	December 31, 2021
	Aging Analysis of Loans
(Dollars in millions)	Current	30 to 89 Days Past Due	90 Days or More Past Due	Total Past Due	Total
Commercial and industrial	$33,749	$33	$29	$62	$33,811
Commercial mortgage	15,089	93	5	98	15,187
Construction	1,657	58	—	58	1,715

Total commercial portfolio	50,495	184	34	218	50,713

Residential mortgage and home equity	25,824	96	46	142	25,966
Other consumer	2,464	15	9	24	2,488

Total consumer portfolio	28,288	111	55	166	28,454

Total loans held for investment	$78,783	$295	$89	$384	$79,167

Loans held for investment 90 days or more past due and still accruing interest totaled $27 million at December 31, 2021. The following table presents the loans that are 90 days or more past due, but are not on nonaccrual status, by loan class.

(Dollars in millions)	December 31, 2021
Commercial and industrial	$18
Commercial mortgage	—
Construction	—
Lease financing	—

Total commercial portfolio	18

Residential mortgage and home equity	1
Other consumer	8

Total consumer portfolio	9

Total loans that are 90 days or more past due and still accruing	$27

Note 3—Loans and Allowance for Loan Losses (Continued)

Credit Quality Indicators

Management analyzes the Bank’s loan portfolios by applying specific monitoring policies and procedures that vary according to the relative risk profile and other characteristics within the various loan portfolios. Loans within the commercial portfolio segment are classified as either pass or criticized. Criticized credits are those that have regulatory risk ratings of special mention, substandard or doubtful; classified credits are those that have regulatory risk ratings of substandard or doubtful. Special mention credits are potentially weak, as the borrower has begun to exhibit deteriorating trends, which, if not corrected, may jeopardize repayment of the loan and result in further downgrade. Substandard credits have well-defined weaknesses, which, if not corrected, could jeopardize the full satisfaction of the debt. A credit classified as doubtful has critical weaknesses that make full collection improbable on the basis of currently existing facts and conditions.

The following table summarizes the loans in the commercial portfolio segment monitored for credit quality based on regulatory risk ratings.

	December 31, 2021
	Non-Revolving Loans at Amortized Cost by Origination Year						Revolving Loans	Total
(Dollars in millions)	2021	2020	2019	2018	2017	Prior
Commercial and industrial:
Pass	$4,793	$3,437	$1,624	$820	$679	$1,266	$19,844	$32,463
Criticized:
Special Mention	32	—	188	38	52	55	385	750
Classified	46	100	16	131	11	37	171	512

Total	4,871	3,537	1,828	989	742	1,358	20,400	33,725

Commercial mortgage:
Pass	2,181	1,503	3,527	2,444	1,150	3,743	102	14,650
Criticized:
Special Mention	1	21	25	38	39	21	—	145
Classified	—	—	10	197	5	180	—	392

Total	2,182	1,524	3,562	2,679	1,194	3,944	102	15,187

Construction:
Pass	460	338	559	240	—	—	60	1,657
Criticized:
Special Mention	—	—	—	—	37	—	—	37
Classified	—	—	—	21	—	—	—	21

Total	460	338	559	261	37	—	60	1,715

Lease financing:
Pass	—	—	—	—	—	86	—	86
Criticized:
Special Mention	—	—	—	—	—	—	—	—
Classified	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	86	—	86

Total commercial portfolio	$7,513	$5,399	$5,949	$3,929	$1,973	$5,388	$20,562	$50,713

Percentage of total	15%	10%	12%	8%	4%	11%	40%	100%

Note 3—Loans and Allowance for Loan Losses (Continued)

The Bank monitors the credit quality of its consumer portfolio segment based primarily on payment status. The following table summarizes the loans in the consumer portfolio segment at December 31, 2021.

Payment Status	December 31, 2021
	Non-Revolving Loans at Amortized Cost by Origination Year						Revolving Loans	Total
(Dollars in millions)	2021	2020	2019	2018	2017	Prior
Residential mortgage and home equity:
Accrual	$10,029	$2,685	$1,949	$1,240	$2,626	$6,462	$827	$25,818
Nonaccrual	1	1	4	6	10	123	3	148

Total	10,030	2,686	1,953	1,246	2,636	6,585	830	25,966

Other consumer:
Accrual	1,249	294	584	99	8	21	232	2,487
Nonaccrual	1	—	—	—	—	—	—	1

Total	1,250	294	584	99	8	21	232	2,488

Total consumer portfolio	$11,280	$2,980	$2,537	$1,345	$2,644	$6,606	$1,062	$28,454

Percentage of total	40%	10%	9%	5%	9%	23%	4%	100%

The Bank also monitors the credit quality for substantially all of its consumer portfolio segment using credit scores provided by FICO and refreshed LTV ratios. FICO credit scores are refreshed at least quarterly to monitor the quality of the portfolio. Refreshed LTV measures the principal balance of the loan as a percentage of the estimated current value of the property securing the loan. Home equity loans are evaluated using combined LTV, which measures the principal balance of the combined loans that have liens against the property (including unused credit lines for home equity products) as a percentage of the estimated current value of the property securing the loans. The LTV ratios are refreshed on a quarterly basis, using the most recent home pricing index data available for the property location.

The following tables summarize the loans in the consumer portfolio segment based on refreshed FICO scores and refreshed LTV ratios at December 31, 2021.

FICO Scores	December 31, 2021
	Non-Revolving Loans by Origination Year						Revolving Loans	Total
(Dollars in millions)	2021	2020	2019	2018	2017	Prior
Residential mortgage and home equity:
720 and Above	$8,159	$2,483	$1,700	$997	$2,195	$5,293	$689	$21,516
Below 720	847	175	235	232	393	1,018	130	3,030
No FICO Available(1)	1,024	28	18	17	48	274	11	1,420

Total	10,030	2,686	1,953	1,246	2,636	6,585	830	25,966

Other consumer loans:
720 and Above	687	189	348	62	5	3	119	1,413
Below 720	563	105	236	37	3	2	110	1,056
No FICO Available(1)	—	—	—	—	—	16	3	19

Total	1,250	294	584	99	8	21	232	2,488

Total consumer portfolio	$11,280	$2,980	$2,537	$1,345	$2,644	$6,606	$1,062	$28,454

Percentage of total	40%	10%	9%	5%	9%	23%	4%	100%

(1)	Represents loans for which management was not able to obtain an updated FICO score (e.g., due to recent profile changes).

Note 3—Loans and Allowance for Loan Losses (Continued)

LTV Ratios	December 31, 2021
	Non-Revolving Loans by Origination Year						Revolving Loans	Total
(Dollars in millions)	2021	2020	2019	2018	2017	Prior
Residential mortgage and home equity:
80% or below	$9,849	$2,676	$1,949	$1,241	$2,634	$6,565	$818	$25,732
80% to 100%	179	10	4	4	—	2	6	205
100% or more	—	—	—	—	—	—	—	—
No LTV Available(1)	2	—	—	1	2	18	6	29

Total	10,030	2,686	1,953	1,246	2,636	6,585	830	25,966

Total consumer portfolio	$10,030	$2,686	$1,953	$1,246	$2,636	$6,585	$830	$25,966

Percentage of total	39%	11%	8%	5%	10%	24%	3%	100%

(1)	Represents loans for which management was not able to obtain refreshed property values.

Troubled Debt Restructurings

The following table provides a summary of the Bank’s recorded investment in TDRs as of December 31, 2021. The summary includes those TDRs that are on nonaccrual status and those that continue to accrue interest. The Bank had no commitments to lend additional funds to borrowers with loan modifications classified as TDRs at December 31, 2021.

(Dollars in millions)	December 31, 2021
Commercial and industrial	$110
Commercial mortgage	91

Total commercial portfolio	201

Residential mortgage and home equity	219
Other consumer	1

Total consumer portfolio	220

Total restructured loans	$421

In 2021, TDR modifications in the commercial portfolio segment were substantially composed of forbearance and maturity extensions. In the consumer portfolio segment, modifications were largely composed of maturity extensions and interest rate reductions. There were no charge-offs related to TDR modifications for 2021. For the commercial and consumer portfolio segments, the allowance for loan losses for TDRs was measured on an individual loan basis or in pools with similar risk characteristics.

The following table provides the pre- and post-modification outstanding recorded investment amounts of TDRs as of the date of the restructuring that occurred during the year ended December 31, 2021.

Note 3—Loans and Allowance for Loan Losses (Continued)

	For the Year Ended December 31, 2021
(Dollars in millions)	Pre-Modification Outstanding Recorded Investment(1)	Post- Modification Outstanding Recorded Investment(2)
Commercial and industrial	$163	$163
Commercial mortgage	2	2

Total commercial portfolio	165	165

Residential mortgage and home equity	97	97

Total consumer portfolio	97	97

Total	$262	$262

(1)	Represents the recorded investment in the loan immediately prior to the restructuring event.
(2)	Represents the recorded investment in the loan immediately following the restructuring event. It includes the effect of paydowns that were required as part of the restructuring terms.

The following table provides the recorded investment amounts of TDRs at the date of default, for which there was a payment default during the year ended December 31, 2021, and where the default occurred within the first twelve months after modification into a TDR. A payment default is defined as the loan being 60 days or more past due.

(Dollars in millions)	For the Year Ended December 31, 2021
Commercial mortgage	$1

Total commercial portfolio	1

Residential mortgage and home equity	1

Total consumer portfolio	1

Total	$2

For loans in the consumer portfolio in which impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate, historical payment defaults and the propensity to redefault are some of the factors considered when determining the allowance for loan losses.

Loan Concentrations

The Bank’s most significant concentrations of credit risk within its loan portfolio include residential mortgage loans, commercial real estate loans, and commercial and industrial loans made to the financial and insurance industries, manufacturing industry, entertainment and media industry, and power and utilities industry. At December 31, 2021, the Bank had $26.0 billion in residential mortgage and home equity loans, substantially all of which were made to borrowers in California. The Bank had $15.2 billion in loans made to the commercial real estate industry and an additional $2.7 billion in unfunded commitments. At December 31, 2021, the Bank had $13.0 billion in loans made to the financial and insurance industries and an additional $10.3 billion in unfunded commitments. At December 31, 2021, the Bank had $3.8 billion in loans made to the manufacturing industry and an additional $4.0 billion in unfunded commitments. At December 31, 2021, the Bank had $3.9 billion in loans made to the entertainment and media industry and an additional $2.2 billion in unfunded commitments. At December 31, 2021, the Bank had $3.4 billion in loans made to the power and utilities industry and an additional $5.4 billion in unfunded commitments.

Note 4—Goodwill and Other Intangible Assets

Goodwill

The changes in the carrying amount of goodwill during 2021 are shown in the table below.

(Dollars in millions)	Goodwill	Accumulated impairment losses	Total
Goodwill, December 31, 2020	$3,302	$(1,971)	$1,331
Dispositions	(79)	—	(79)

Goodwill, December 31, 2021	$3,223	$(1,971)	$1,252

The Company performs goodwill impairment tests on an annual basis as of April 1, and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. Based on the annual test, we concluded that goodwill allocated to our reporting units was not impaired at December 31, 2021.

During 2021, the Bank disposed of its debt servicing and securities custody services business and its homeowners association services division, resulting in a $79 million decrease in goodwill.

Intangible Assets

The table below reflects the Bank’s identifiable intangible assets and accumulated amortization at December 31, 2021.

	December 31, 2021
(Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangibles	$565	$(563)	$2
Trade names	115	(42)	73
Customer relationships	79	(70)	9
Other(1)	12	(12)	—

Total intangible assets with a definite useful life	$771	$(687)	$84

(1)	December 31, 2021 excludes $112 million of mortgage servicing rights accounted for at fair value.

Total amortization expense for 2021 was $7 million.

Estimated future amortization expense at December 31, 2021 is as follows:

(Dollars in millions)	Core Deposit Intangibles	Trade Name	Customer Relationships	Total Identifiable Intangible Assets
Years ending December 31, :
2022	$2	$3	$2	$7
2023	—	3	1	4
2024	—	3	1	4
2025	—	3	1	4
2026	—	3	1	4
Thereafter	—	58	3	61

Total estimated amortization expense	$2	$73	$9	$84

Note 5—Variable Interest Entities

In the normal course of business, the Bank has certain financial interests in entities which have been determined to be VIEs. Generally, a VIE is a corporation, partnership, trust or other legal structure where the equity investors do not have substantive voting rights, an obligation to absorb the entity’s losses or the right to receive the entity’s returns, or the ability to direct the significant activities of the entity. The following discusses the Bank’s consolidated and unconsolidated VIEs.

Consolidated VIEs

The following table presents the assets and liabilities of consolidated VIEs recorded on the Bank’s consolidated balance sheets at December 31, 2021.

	December 31, 2021
	Consolidated Assets				Consolidated Liabilities
(Dollars in millions)	Interest Bearing Deposits in Banks	Loans Held for Investment, Net	Other Assets	Total Assets	Other Liabilities	Total Liabilities
LIHC investments	$—	$—	$68	$68	$1	$1
Leasing investments	4	86	106	196	2	2

Total consolidated VIEs	$4	$86	$174	$264	$3	$3

LIHC Investments

The Bank sponsors, manages and syndicates two LIHC investment fund structures. These investments are designed to generate a return primarily through the realization of U.S. federal tax credits and deductions. The Bank is considered the primary beneficiary and has consolidated these investments because the Bank has the power to direct activities that most significantly impact the funds’ economic performances and also has the obligation to absorb losses of the funds that could potentially be significant to the funds. Neither creditors nor equity investors in the LIHC investments have any recourse to the general credit of the Bank, and the Bank’s creditors do not have any recourse to the assets of the consolidated LIHC investments.

Unconsolidated VIEs

The following table presents the Bank’s carrying amounts related to the unconsolidated VIEs at December 31, 2021. The tables also present the Bank’s maximum exposure to loss resulting from its involvement with these VIEs. The maximum exposure to loss represents the carrying amount of the Bank’s involvement plus any legally binding unfunded commitments in the unlikely event that all of the assets in the VIEs become worthless. During 2021, noncash increases in unfunded commitments on LIHC investments were de minimis and included in other liabilities.

	December 31, 2021
	Unconsolidated Assets				Unconsolidated Liabilities
(Dollars in millions)	Securities Available for Sale	Loans Held for Investment, Net	Other Assets	Total Assets	Other Liabilities	Total Liabilities	Maximum Exposure to Loss
LIHC investments	$25	$312	$721	$1,058	$176	$176	$1,058
Renewable energy investments	—	—	138	138	—	—	158
Other investments	—	—	116	116	—	—	214

Total unconsolidated VIEs	$25	$312	$975	$1,312	$176	$176	$1,430

Note 5—Variable Interest Entities (Continued)

LIHC Investments

The Bank makes investments in partnerships and funds formed by third parties. The primary purpose of the partnerships and funds is to invest in low-income housing units and distribute tax credits and tax benefits associated with the underlying properties to investors. The Bank is a limited partner investor and is allocated tax credits and deductions, but has no voting or other rights to direct the activities of the funds or partnerships, and therefore is not considered the primary beneficiary and does not consolidate these investments.

The following table presents the impact of the unconsolidated LIHC investments on our consolidated statements of income for the year end December 31,2021.

(Dollars in millions)	For the Year Ended December 31, 2021
Losses from LIHC investments included in other noninterest expense	$5
Amortization of LIHC investments included in income tax expense	130
Tax credits and other tax benefits from LIHC investments included in income tax expense	164

Other Investments

The Bank has other investments in structures formed by third parties. The Bank has no voting or other rights to direct the activities of the investments that would most significantly impact the entities’ performance, and therefore is not considered the primary beneficiary and does not consolidate these investments.

Note 6—Deposits

The aggregate amount of time deposits that meet or exceed the FDIC insurance limit was $2.2 billion at December 31, 2021.

At December 31, 2021, the Bank had $4.3 billion in interest bearing time deposits. Maturity information for all interest bearing time deposits is summarized below.

(Dollars in millions)	December 31, 2021
Due in one year or less	$3,738
Due after one year through two years	378
Due after two years through three years	111
Due after three years through four years	32
Due after four years through five years	42
Due after five years	—

Total	$4,301

Note 7—Commercial Paper and Other Short-Term Borrowings

The following table is a summary of the Bank’s commercial paper and other short-term borrowings:

(Dollars in millions)	December 31, 2021
Commercial paper, with a weighted average interest rate of 0.06% at December 31, 2021	$8

Total commercial paper and other short-term borrowings	$8

At December 31, 2021, the short-term debt due had a weighted average remaining maturity of 15 days.

Note 8 —Long-Term Debt

Long-term debt consists of borrowings having an original maturity of one year or more. The following is a summary of the Bank’s long-term debt.

(Dollars in millions)	December 31, 2021
Senior debt due to MUAH:
Floating rate debt due January 2023. This note, which bears interest at 0.74% above 3-month LIBOR, had a rate of 0.88% at December 31, 2021	$2,625
Senior debt:
Fixed rate 2.10% notes due December 2022.	699
Floating rate debt due December 2022. These notes, which bear interest at 0.71% above SOFR, had a rate of 0.76% at December 31, 2021	300
Floating rate debt due March 2022. This note, which bears interest at 0.60% above 3-month LIBOR, had a rate of 0.79% at December 31, 2021	300
Fixed rate 3.15% notes due April 2022	999
Fixed rate FHLB of San Francisco advances due between March 2026 and September 2026. These notes bear a combined weighted average rate of 2.29% at December 31, 2021	2,017
Other	12

Total long-term debt	$6,952

A summary of maturities for the Bank’s long-term debt at December 31, 2021 is presented below.

(Dollars in millions)	Debt issued by MUB
2022	$2,299
2023	2,625
2024	1
2025	1
2026	2,018
Thereafter	8

Total long-term debt	$6,952

Senior Debt Due to MUAH and Senior Debt

Senior debt due to MUAH is repayable prior to maturity. Certain debt issuances are repayable prior to maturity at the Company’s option at a redemption price equal to 100% of par plus accrued interest, plus a make-whole premium.

FHLB Senior Debt

The Bank borrows periodically from the FHLB on a medium-term basis. The advances are secured by certain of the Bank’s assets and bear either a fixed or a floating interest rate. The floating rates are tied to the three-month LIBOR plus a spread, reset every 90 days. As of December 31, 2021 the Bank had $29.7 billion of pledged loans as collateral for short-term and medium-term advances from the FHLB and the Federal Reserve Bank.

Note 9—Fair Value Measurement and Fair Value of Financial Instruments

Valuation Methodologies

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., an exit price) in an orderly transaction between willing market participants at the measurement date. The Bank has an established and documented process for determining fair value for financial assets and liabilities that are measured at fair value on either a recurring or nonrecurring basis. When available, quoted market prices are used to determine fair value. If quoted market prices are not available, fair value is based upon valuation techniques that use, where possible, current market-based or independently sourced parameters, such as yield curves, foreign exchange rates, credit spreads, commodity prices and implied volatilities. Valuation adjustments may be made to ensure the financial instruments are recorded at fair value. These adjustments include amounts that reflect counterparty credit quality and that consider the Bank’s own creditworthiness in determining the fair value of its trading assets and liabilities.

Fair Value Hierarchy

In determining fair value, the Bank maximizes the use of observable market inputs and minimizes the use of unobservable inputs. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect the Bank’s estimate about market data. Based on the observability of the significant inputs used, the Bank classifies its fair value measurements in accordance with the three-level hierarchy as defined by GAAP. This hierarchy is based on the quality, observability, and reliability of the information used to determine fair value.

Level 1: Valuations are based on quoted prices in active markets for identical assets or liabilities. Since the valuations are based on quoted prices that are readily available in an active market, they do not entail a significant degree of judgment.

Level 2: Valuations are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuations for which all significant assumptions are observable or can be corroborated by observable market data.

Level 3: Valuations are based on at least one significant unobservable input that is supported by little or no market activity and is significant to the fair value measurement. Values are determined using pricing models and discounted cash flow models that include management judgment and estimation, which may be significant.

In assigning the appropriate levels, the Bank performs a detailed analysis of the assets and liabilities that are measured at fair value. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. The level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. Therefore, an item may be classified in Level 3 even though there may be many significant inputs that are readily observable.

Valuation Processes

MUAH has established a valuation committee to oversee its valuation framework for measuring fair value and to establish valuation policies and procedures. The valuation committee’s responsibilities include reviewing fair value measurements and categorizations within the fair value hierarchy and monitoring the use of pricing sources, mark-to-model valuations, dealer quotes and other valuation processes. The valuation committee reports to MUAH’s Disclosure & Accounting Committee and meets at least quarterly.

Independent price verification is performed periodically by the Bank to test the market data and valuations of substantially all instruments measured at fair value on a recurring basis. As part of its independent price verification procedures, the Bank compares pricing sources, tests data variances within certain thresholds and performs variance analysis, utilizing third party valuations and both internal and external models. Results are formally reported on a quarterly basis to the valuation committee.

Note 9—Fair Value Measurement and Fair Value of Financial Instruments (Continued)

A description of the valuation methodologies used for certain financial assets and liabilities measured at fair value is as follows:

Recurring Fair Value Measurements:

Trading Account Assets: Trading account assets are recorded at fair value and primarily consist of securities and derivatives held for trading purposes. See discussion below on securities available for sale, which utilize the same valuation methodology as trading account securities. See also discussion below on derivatives valuation.

Securities Available for Sale: Securities available for sale are recorded at fair value based on readily available quoted market prices, if available. When available, these securities are classified as Level 1. If such quoted market prices are not available, management utilizes third-party pricing services and broker quotations from dealers in the specific instruments. These securities are classified as Level 2 and include U.S. Treasuries, U.S. government-sponsored agencies, RMBS and CMBS, CLOs, and certain other debt securities. If no market prices or broker quotes are available, internal pricing models are used. To the extent possible, these pricing model valuations utilize observable market inputs obtained for similar securities. Typical inputs include LIBOR and U.S. Treasury yield curves, benchmark yields, consensus prepayment estimates and credit spreads. When pricing model valuations use significant unobservable inputs, the securities are classified as Level 3. These other debt securities primarily include direct bank purchase bonds. The valuation of these securities is based upon a return on equity method, which incorporates a market-required return on capital, probability of default and loss severity.

Other Assets: Other assets included mortgage servicing rights and derivative contracts. The fair value of the Bank’s mortgage servicing rights asset is determined using a discounted cash flow model with significant unobservable inputs, primarily influenced by forecasted future servicing revenues and prepayment speed assumptions. Mortgage servicing rights are classified as Level 3. See discussion below on derivatives.

Derivatives: The Bank’s derivatives are primarily traded in over-the-counter markets where quoted market prices are not readily available. The Bank values its derivatives using pricing models that are widely accepted in the financial services industry with inputs that are observable in the market or can be derived from or corroborated by observable market data. These models reflect the contractual terms of the derivatives including the period to maturity and market observable inputs such as yield curves and option volatility. Valuation adjustments are made to reflect counterparty credit quality and to consider the creditworthiness of the Bank. These derivatives, which are included in trading account assets, trading account liabilities, other assets and other liabilities are generally classified as Level 2.

Trading Account Liabilities: Trading account liabilities are recorded at fair value and primarily consist of derivatives. See discussion above on derivatives valuation.

Other Liabilities: Other liabilities included derivative contracts. See discussion above on derivatives.

Nonrecurring Fair Value Measurements:

Loans Held for Investment: A collateral-dependent individually assessed loan may be measured based on a loan’s observable market price or the underlying collateral securing the loan, which approximates fair value. Collateral may be real estate or business assets, including equipment. The value of collateral is determined based on independent appraisals. Appraised values may be adjusted based on management’s historical knowledge, changes in market conditions from the time of valuation, and management’s knowledge of the client and the client’s business. The loan’s market price is determined using market pricing for similar assets, adjusted for management judgment. These loans are reviewed and evaluated at least quarterly for additional impairment and adjusted accordingly. Loans that are adjusted to fair value based on underlying collateral or the loan’s market price are classified as Level 3.

Note 9—Fair Value Measurement and Fair Value of Financial Instruments (Continued)

Fair Value Measurements on a Recurring Basis

The following table presents financial assets and financial liabilities measured at fair value on a recurring basis by major category and by valuation hierarchy level at December 31, 2021.

	December 31, 2021
(Dollars in millions)	Level 1	Level 2	Level 3	Netting(1)	Fair Value
Assets
Trading account assets:
U.S. Treasury and government agencies	$—	$107	$—	$—	$107
Other debt	—	5	—	—	5
Derivative contracts	1	1,347	—	(412)	936

Total trading account assets	1	1,459	—	(412)	1,048

Securities available for sale:
U.S. Treasury and government agencies	—	5,678	—	—	5,678
Mortgage-backed:
U.S. agencies	—	8,276	—	—	8,276
Residential—non-agency	—	844	—	—	844
Commercial—non-agency	—	4,211	10	—	4,221
Collateralized loan obligations	—	1,248	—	—	1,248
Direct bank purchase bonds	—	—	557	—	557
Other	—	2	—	—	2

Total securities available for sale	—	20,259	567	—	20,826
Other assets:
Mortgage servicing rights	—	—	112	—	112
Derivative contracts	—	1	3	—	4
Equity securities	31	—	—	—	31

Total other assets	31	1	115	—	147

Total assets	$32	$21,719	$682	$(412)	$22,021

Percentage of total	—%	99%	3%	(2)%	100%
Percentage of total Bank assets	—%	17%	—%	—%	17%
Liabilities
Trading account liabilities:
Derivative contracts	1	666	—	(371)	296

Total trading account liabilities	1	666	—	(371)	296

Other liabilities:
Derivative contracts	—	1	5	—	6

Total other liabilities	—	1	5	—	6

Total liabilities	$1	$667	$5	$(371)	$302

Percentage of total	—%	221%	2%	(123)%	100%
Percentage of total Bank liabilities	—%	—%	—%	—%	—%

(1)	Amounts represent the impact of legally enforceable master netting agreements between the same counterparties that allow the Bank to net settle all contracts.

Level 3 assets at December 31, 2021 were substantially made up of direct bank purchase bonds. which are included in securities available for sale, and mortgage servicing rights, which are included in other assets. In 2021, the Bank purchased $48 million and $7 million of direct bank purchase bonds and mortgage servicing rights, respectively. There were no sales of direct bank purchase bonds or mortgage servicing rights in 2021. There were also no transfers in or out of level 3 assets or liabilities in 2021.

Note 9—Fair Value Measurement and Fair Value of Financial Instruments (Continued)

Fair Value Measurement on a Nonrecurring Basis

Certain assets may be measured at fair value on a nonrecurring basis. These assets are subject to fair value adjustments that result from the application of the lower of cost or fair value accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis during the year ended December 31, 2021 that were still held on the consolidated balance sheet as of the respective periods ended, the following tables present the fair value of such assets by the level of valuation assumptions used to determine each fair value adjustment.

	December 31, 2021				For the Year Ended December 31, 2021
(Dollars in millions)	Fair Value	Level 1	Level 2	Level 3	Gains (Losses)
Loans held for investment	$85	$—	$—	$85	$(15)
Other assets (1)	110	—	—	110	(243)

Total	$195	$—	$—	$195	$(258)

(1)	Losses are substantially related to capitalized software costs written off during 2021.

Note 10—Derivative Instruments and Other Financial Instruments Used For Hedging

The Bank enters into certain derivative and other financial instruments primarily to assist customers with their risk management objectives and to manage the Bank’s exposure to interest rate risk. When entering into derivatives on behalf of customers, the Bank generally acts as a financial intermediary by offsetting a significant portion of the market risk for these derivatives with third parties. The Bank may also enter into derivatives for other risk management purposes. All derivative instruments are recognized as assets or liabilities on the consolidated balance sheets at fair value.

Counterparty credit risk is inherent in derivative instruments. In order to reduce its exposure to counterparty credit risk, the Bank utilizes credit approvals, limits, monitoring procedures and master netting and credit support annex agreements. Additionally, the Bank considers counterparty credit quality and the creditworthiness of the Bank in estimating the fair value of derivative instruments.

The table below presents the notional amounts and fair value amounts of the Bank’s derivative instruments reported on the consolidated balance sheet, segregated between derivative instruments designated and qualifying as hedging instruments and derivative instruments not designated as hedging instruments as of December 31, 2021. Asset and liability values are presented gross, excluding the impact of legally enforceable master netting and credit support annex agreements. The fair value of asset and liability derivatives designated and qualifying as hedging instruments and derivatives designated as other risk management are included in other assets and other liabilities, respectively. The fair value of asset and liability trading derivatives are included in trading account assets and trading account liabilities, respectively.

	December 31, 2021
		Fair Value
(Dollars in millions)	Notional Amount	Asset Derivatives	Liability Derivatives
Derivative instruments
Cash flow hedges:
Interest rate contracts	$5,500	$—	$—
Fair value hedges:
Interest rate contracts	2,050	—	—
Not designated as hedging instruments:
Trading:
Interest rate contracts	120,251	975	473
Commodity contracts	1	—	—
Foreign exchange contracts	15,969	373	194

Total Trading	136,221	1,348	667
Other risk management	1,098	4	6

Total derivative instruments	$144,869	$1,352	$673

We recognized net losses of $14 million on other risk management derivatives in 2021, which are included in other noninterest income.

Derivatives Designated and Qualifying as Hedging Instruments

The Bank uses interest rate derivatives to manage the financial impact on the Bank from changes in market interest rates. These instruments are used to manage interest rate risk relating to specified groups of assets and liabilities, primarily LIBOR-based commercial loans and debt issuances. Derivatives that qualify for hedge accounting are designated as either fair value or cash flow hedges.

Note 10—Derivative Instruments and Other Financial Instruments Used For Hedging (Continued)

Cash Flow Hedges

From time to time, the Bank uses interest rate derivatives to hedge the risk of changes in cash flows attributable to changes in the designated interest rate on LIBOR indexed loans, and to a lesser extent, to hedge interest rate risk on rollover debt.

The Bank used interest rate derivatives with an aggregate notional amount of $5.5 billion at December 31, 2021 to hedge the risk of changes in cash flows attributable to changes in the designated interest rates from variable rate loans. At December 31, 2021, the weighted average remaining life of the active cash flow hedges was 2.6 years.

For cash flow hedges, changes in the fair value of the hedging instruments are reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged cash flows are recognized in net interest income. At December 31, 2021, the Bank expects to reclassify approximately $75 million of income from AOCI as an increase to net interest income during the twelve months ending December 31, 2022. This amount could differ from amounts actually realized due to changes in interest rates, hedge terminations and the addition of other hedges subsequent to December 31, 2021.

The following table presents the amount and location of the net gains and losses recorded in the Bank’s consolidated statement of income and changes in stockholder’s equity for derivative instruments designated as cash flow hedges in 2021.

	Gains (Losses) Recognized in OCI		Gains (Losses) Reclassified from AOCI into Income
	For the Year Ended December 31,		For the Year Ended December 31,
(Dollars in millions)	2021	Location	2021
Derivatives in cash flow hedging relationships
		Interest income	$110
Interest rate contracts	$(89)	Interest expense	—

Total	$(89)		$110

Fair Value Hedges

The Bank engaged in an interest rate hedging strategy in which interest rate derivatives were associated with specified interest bearing liabilities, in order to convert the liabilities from fixed rate to floating rate instruments. This strategy mitigated the changes in fair value of the hedged liabilities caused by changes in the designated interest rate.

The Bank includes gains or losses on the hedging derivatives and the offsetting changes in the fair values of the hedged liabilities attributable to their designated benchmark interest rate in the same line item in the consolidated statement of income. The following table presents the gains (losses) recognized on fair value hedges in the consolidated statement of income.

Location and Amount of Gains (Losses) Recorded in Income
(Dollars in millions)	Interest Expense - Long-term debt
Year ended December 31, 2021
Gains (losses) on fair value hedges recognized on:
Hedged items	$33
Derivatives—interest rate contracts	(33)
Decrease (increase) in interest expense related to interest settlements on derivatives	22

Note 10—Derivative Instruments and Other Financial Instruments Used For Hedging (Continued)

The following table shows the carrying amount and the cumulative basis adjustment related to the application of hedge accounting that is included in the carrying amount of the hedged liabilities in fair value hedging relationships as of December 31, 2021.

	Carrying Amount of the Hedged Liabilities	Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Liabilities
(Dollars in millions)	December 31, 2021	December 31, 2021
Balance sheet line item in which the hedge item is included
Long-term debt	$2,017	$33

Total	$2,017	$33

Derivatives Not Designated as Hedging Instruments

Trading Derivatives

Derivative instruments classified as trading include derivatives entered into as an accommodation for customers and for certain economic hedging activities at MUB. Trading derivatives are included in trading assets or trading liabilities with changes in fair value reflected in income from trading account activities.

The following table presents the amount of the net gains and losses for derivative instruments classified as trading reported in the consolidated statement of income under the heading trading account activities for the year ended December 31, 2021:

Gains (Losses) Recognized in Income on Trading Derivatives
(Dollars in millions)	For the Year Ended December 31, 2021
Trading derivatives
Interest rate contracts	$37
Foreign exchange contracts	64

Total	$101

Offsetting Financial Assets and Liabilities

The Bank primarily enters into derivative contracts with counterparties utilizing standard International Swaps and Derivatives Association Master Agreements and Credit Support Annex Agreements. These agreements generally establish the terms and conditions of the transactions, including a legal right to set-off amounts payable and receivable between the Bank and a counterparty, regardless of whether or not such amounts have matured or have contingency features.

The following table presents the offsetting of financial assets and liabilities as of December 31, 2021.

Note 10—Derivative Instruments and Other Financial Instruments Used For Hedging (Continued)

	December 31, 2021
				Gross Amounts Not Offset in Balance Sheet
(Dollars in millions)	Gross Amounts of Recognized Assets/Liabilities	Gross Amounts Offset in Balance Sheet	Net Amounts Presented in Balance Sheet	Financial Instruments	Cash Collateral Received/Pledged	Net Amount
Financial Assets:
Derivative assets	$1,352	$412	$940	$19	$—	$921

Total	$1,352	$412	$940	$19	$—	$921

Financial Liabilities:
Derivative liabilities	$673	$371	$302	$126	$1	$175

Total	$673	$371	$302	$126	$1	$175

Note 11—Accumulated Other Comprehensive Income

The following table presents the change in each of the components of accumulated other comprehensive income and the related tax effect of the change allocated to each component.

(Dollars in millions)	Before Tax Amount	Tax Effect	Net of Tax
For the Year Ended December 31, 2021
Cash flow hedge activities:
Unrealized net gains (losses) on hedges arising during the period	$(89)	$23	$(66)
Reclassification adjustment for net (gains) losses on hedges included in interest income for loans and interest expense on long-term debt	(110)	29	(81)

Net change	(199)	52	(147)
Securities:
Unrealized holding gains (losses) arising during the period on securities available for sale	(595)	156	(439)
Reclassification adjustment for net (gains) losses on securities available for sale included in securities gains, net	(68)	18	(50)
Amortization of net unrealized (gains) losses on held to maturity securities	31	(8)	23

Net change	(632)	166	(466)
Pension and other benefits:
Amortization of prior service credit(1)	(27)	7	(20)
Recognized net actuarial (gain) loss(1)	125	(33)	92
Pension and other benefits arising during the year	353	(93)	260

Net change	451	(119)	332

Net change in AOCI	$(380)	$99	$(281)

(1)	These amounts are included in the computation of net periodic pension cost. For additional information, see Note 13 to these consolidated financial statements.

The following table presents the change in accumulated other comprehensive loss balances.

(Dollars in millions)	Net Unrealized Gains (Losses) on Cash Flow Hedges	Net Unrealized Gains (Losses) on Securities	Pension and Other Postretirement Benefits Adjustment	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2020	$202	$377	$(582)	$(3)
Other comprehensive income (loss) before reclassifications	(66)	(439)	260	(245)
Amounts reclassified from AOCI	(81)	(27)	72	(36)

Balance, December 31, 2021	$55	$(89)	$(250)	$(284)

Note 12—Management Stock Plans

The Bank adopted the MUAH Plan on June 8, 2015. Under the MUAH Plan, the Bank grants restricted stock units settled in ADRs representing shares of common stock of the Bank’s indirect parent company, MUFG, to key employees at the discretion of the Human Capital Committee of the Board of Directors (the Committee). The Committee determines the number of shares, vesting requirements and other features and conditions of the restricted stock units. Under the MUAH Plan, MUFG ADRs are purchased in the open market upon the vesting of the restricted stock units, through a revocable trust. There is no amount authorized to be issued under the MUAH Plan since all shares are purchased in the open market. For grants issued prior to June 2020, these awards generally vest pro-rata on each anniversary of the grant date and become fully vested 3 years from the grant date, provided that the employee has completed the specified continuous service requirement. Beginning

Note 12—Management Stock Plans (Continued)

with grants issued in June 2020, awards generally vest pro-rata one month before each anniversary of the grant date and become fully vested thirty-five months from the grant date. Generally, the grants vest earlier if the employee dies, is permanently and totally disabled, retires under certain grant, age and service conditions, or terminates employment under certain conditions. The Bank also issues a small number of off-cycle grants each year, primarily for reasons related to recruitment of new employees. The weighted-average service period for grants issued under the MUAH Plan with outstanding restricted stock units as of December 31, 2021 was 2.9 years.

Participants in the MUAH Plan are entitled to “dividend equivalent credits” on their unvested restricted stock units when MUFG pays dividends to its shareholders. The credit is equal to the dividends that the participants would have received on the shares had the shares been issued to the participants when the restricted stock units were granted. “Dividend equivalent credits” arising from grants under the MUAH Plan are paid to participants in shares on each vesting date for the underlying restricted stock units.

The following table is a rollforward of the restricted stock units under the MUAH Plan for the year ended December 31, 2021:

	Restricted Stock Units
	2021
	Number of Units	Weighted- Average Grant Date Fair Value
Units outstanding, beginning of year	38,271,736	4.47
Activity during the year:
Granted	17,377,945	5.47
Vested	(18,427,980)	4.74
Forfeited	(1,578,525)	4.88

Units outstanding, end of year	35,643,176	4.80

The total fair value of restricted stock units that vested during the year ended December 31, 2021 was $104 million .

The following table is a summary of the Bank’s compensation costs, the corresponding tax benefit, and unrecognized compensation costs:

(Dollars in millions)	For the Year Ended December 31, 2021
Compensation costs	$91
Tax benefit	25
Unrecognized compensation costs	84

At December 31, 2021, approximately $84 million (pretax) of compensation expense related to unvested grants had not yet been charged to net income. Unrecognized compensation costs as of December 31, 2021 are expected to be recognized over a weighted-average period of 1.9 years.

Note 13—Employee Pension and Other Postretirement Benefits

Retirement Plan

The Bank maintains the MUFG Union Bank, N.A. Retirement Plan (the Pension Plan), which is a noncontributory qualified defined benefit pension plan covering substantially all of the domestic employees of the Bank. The Pension Plan provides retirement benefits based on a cash balance formula, with annual pay credits based on a participant’s eligible pay multiplied by a percentage determined by age and years of service, with annual interest credits based on 30-year Treasury bond yields. Employees become eligible for the Pension Plan after one year of service, and participants become vested upon completing three years of vesting service. Prior to 2017, certain participants earned retirement benefits based on years of credited service and final average earnings amount, as defined in the Pension Plan; such benefits became fixed as of the effective date of certain Plan amendments implementing the cash balance formula.

The Bank’s funding policy is to make contributions between the minimum required and the maximum deductible amount as allowed by the Internal Revenue Code. Contributions are intended to provide for benefits attributed to services to date, as well as benefits expected to be earned in the future.

Other Postretirement Benefits

The Bank maintains the MUFG Union Bank, N.A. Retiree Health Reimbursement Account Plan (the HRA Plan), the MUFG Union Bank, N.A. Health Benefit Plan (the Health Plan), and the MUFG Union Bank, N.A. Employee Insurance Plan (the Insurance Plan). Under the HRA Plan, eligible post-65 retirees and dependents receive Bank-provided financial support to purchase individual health coverage through annual allocations to a Health Reimbursement Account (HRA). Such annual allocations are designed to keep pace with medical inflation. The Health Plan provides certain healthcare benefits for eligible pre-65 retired employees and dependents; costs are shared between the Bank and the retiree at a level of approximately 25% to 50%, depending on the retiree’s age and length of service with the Bank. The Insurance Plan provides life insurance benefits for those eligible employees who retired prior to January 1, 2001 and is noncontributory. Together, the HRA Plan, the Health Plan, and the Insurance Plan are presented as “Other Benefits Plan.” The accounting for the Other Benefits Plan anticipates future cost-sharing changes described above that are consistent with the Bank’s intent. Assets set aside to cover such obligations are primarily invested in collective investment funds and an insurance contract. In April 2014, the Health Benefit Plan was amended to discontinue the availability of retiree health benefits for the majority of employees.

The following table sets forth the fair value of the assets in the Bank’s Pension Plan and Other Benefits Plan as of December 31, 2021.

	Pension Plan	Other Benefits Plan
(Dollars in millions)	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021
Change in Plan Assets:
Fair value of plan assets, beginning of year	$4,669	$322
Actual return on plan assets	513	42
Employer contributions	—	(2)
Plan participants’ contributions	—	4
Benefits paid	(168)	(22)

Fair value of plan assets, end of year	$5,014	$344

The investment objective for the Bank’s Pension Plan and Other Benefits Plan, collectively the Plans, is to maximize total return within reasonable and prudent levels of risk. The Plans’ asset allocation strategy is the principal determinant in achieving expected investment returns on the Plans’ assets. The Pension Plan

Note 13—Employee Pension and Other Postretirement Benefits (Continued)

asset allocation targets 48% in equity securities, 40% in debt securities, and 12% in real estate investments as of December 31, 2021. The Other Benefits Plan asset allocation strategy favors equities with a target allocation of 63% in equity securities, 27% in debt securities and 10% in real estate investments as of December 31, 2021. Additionally, the Other Benefits Plan holds an investment in an insurance contract with Talcott Resolution Life Insurance Company, the cash value of which is invested fully in equity securities and, when combined with other assets in the Other Benefits Plan, aligns with the target allocation. Actual asset allocations may fluctuate within acceptable ranges due to market value variability and capital call arrangements. If market fluctuations or capital call arrangements cause an asset class to fall outside of its strategic asset allocation range, the portfolio is subject to re-balancing as designated in the applicable investment policy statement. A core equity position of domestic large cap and small cap stocks is maintained, in conjunction with a diversified portfolio of international equities and fixed income securities. Plan asset performance is compared against established indexes and peer groups to evaluate whether the risk associated with the portfolio is appropriate for the level of return.

The Bank periodically reviews the Plans’ strategic asset allocation policy and the expected long-term rate of return on plan assets. The investment return volatility of different asset classes and the liability structure of the plans are evaluated to determine whether adjustments are required to the Plans’ strategic asset allocation policy, taking into account the principles established in the Bank’s funding policy. Management periodically reviews and adjusts the expected long-term rate of return on plan assets assumption for the Plans based on the expected long-term rate of return for the asset classes and their weightings in the Plans’ strategic asset allocation policy, taking into account the prevailing economic and regulatory climate and practices of other companies both within and outside our industry.

The following tables provide the fair value by level within the fair value hierarchy of the Bank’s period-end assets by major asset category for the Pension Plan and Other Benefits Plan. For information about the fair value hierarchy levels, refer to Note 9 to these consolidated financial statements. The Plans do not hold any equity or debt securities issued by the Bank or any related parties.

	December 31, 2021
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Pension Plan Investments:
Cash and cash equivalents	$6	$80	$—	$86
Collective investment funds	—	1,271	—	1,271
U.S. government securities	—	667	—	667
Fixed and variable income securities	—	1,044	—	1,044
Equity securities	301	5	—	306
Mutual funds	754	—	—	754
Municipal bonds	—	40	—	40
Other	2	28	—	30

Total investments in the fair value hierarchy	$1,063	$3,135	$—	$4,198

Investments measured at net asset value (1)				834

Investments at fair value				5,032
Accrued dividends and interest receivable				11
Net pending trades				(29)

Total plan assets				$5,014

(1)

In accordance with ASU No. 2015-07, investments in which fair value was measured based on net asset value per share (or its equivalent) using the practical expedient have not been categorized in the fair value hierarchy. The fair value amounts presented in these tables are intended to permit reconciliation of the fair value hierarchy to total plan assets.

Note 13—Employee Pension and Other Postretirement Benefits (Continued)

	December 31, 2021
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Other Postretirement Benefits Plan Investments:
Cash and cash equivalents	$1	$6	$—	$7
Collective investment funds	—	190	—	190
U.S. government securities	—	15	—	15
Fixed and variable income securities	—	23	—	23
Municipal bonds	—	1	—	1
Pooled separate account	—	75	—	75

Total investments in the fair value hierarchy	$1	$310	$—	$311

Investments measured at net asset value (1)				34

Investments at fair value				345
Net pending trades				(1)

Total plan assets				$344

(1)

In accordance with ASU No. 2015-07, investments in which fair value was measured based on net asset value per share (or its equivalent) using the practical expedient have not been categorized in the fair value hierarchy. The fair value amounts presented in these tables are intended to permit reconciliation of the fair value hierarchy to total plan assets.

The following tables as of December 31, 2021, present the Bank’s Pension Plan and Other Benefits Plan investments in which fair value is measured using net asset value per share (or its equivalent) as a practical expedient.

	December 31, 2021
(Dollars in millions)	Fair Value	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
Pension Plan Investments
Real estate funds	$667	$—	Quarterly	Availability of fund’s liquid assets and approval of the board of directors	45-90 days
Real estate funds	4	—	None	Hold until dissolution date	None
International equity funds	163	—	Monthly	None	15 days

Total	$834	$—

	December 31, 2021
(Dollars in millions)	Fair Value	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
Other Postretirement Benefits Plan Investments
Real estate funds	$34	$5	Quarterly	Availability of fund’s liquid assets and approval of the board of directors	90 days

Total	$34	$5

Note 13—Employee Pension and Other Postretirement Benefits (Continued)

A description of the valuation methodologies used to determine the fair value of the Plans’ assets included within the tables above is as follows:

Cash and Cash Equivalents

Cash and cash equivalents include short-term investments of government securities and other debt securities with remaining maturities of less than three months. These short-term investments are classified as Level 2 based on unadjusted prices in active markets for similar securities.

U.S. Government Securities

U.S. government securities include U.S. Treasury securities and U.S. agency mortgage-backed securities. U.S. Treasury securities are fixed income securities that are debt instruments issued by the United States Department of the Treasury. U.S. agency mortgage-backed securities are collateralized by residential mortgage loans and may be prepaid at par prior to maturity. U.S. government securities are classified as Level 2 based on valuations provided by third-party pricing services using quoted market prices in active markets for similar securities.

Fixed and Variable Income Securities

Fixed and variable income securities include a variety of debt instruments, including corporate bonds, private placements and asset-backed securities. These securities are classified as Level 2 based on valuations provided by third-party pricing services using quoted market prices in active markets for similar securities.

Equity Securities

Equity securities are comprised of common stock and preferred securities. The fair value of common stock is recorded based on quoted market prices obtained from an exchange. These securities are classified as Level 1 based on unadjusted prices for identical instruments in active markets. The fair value of preferred securities is based on discounted cash flow models. These securities are classified as Level 2 based on valuations provided by third-party pricing services using observable market data.

Real Estate Funds

Real estate funds invest in real estate property with a focus on apartment, office, industrial and retail properties. These investments are measured at NAV per share and are included in the tables above showing Plan investments that are measured using NAV per share (or its equivalent) as a practical expedient.

International Equity Funds

International equity funds invest in equity securities of foreign companies in developed and emerging markets across diverse industries. These investments are measured at NAV per share and are included in the tables above showing Plan investments that are measured using NAV per share (or its equivalent) as a practical expedient.

Mutual Funds

Mutual funds invest in equity securities that may be benchmarked to the performance of market indexes including the MSCI EAFE® or MSCI All Country World ex US. These funds are valued using NAV at the end of the period and are classified as Level 1 based on unadjusted prices for identical instruments in active markets.

Note 13—Employee Pension and Other Postretirement Benefits (Continued)

Collective Investment Funds and Pooled Separate Account

The pooled separate account refers to private placement, variable life insurance policies with Talcott Resolution Life Insurance Company, a successor to Hartford Life Insurance Company. The cash value of the life insurance is invested in a managed division that seeks to track the S&P 500 index.

Collective investment funds and the pooled separate account investment are reported within the fair value hierarchy as Level 2. These investments are redeemable at NAV, which is determined daily and is the readily determinable fair value. The price per share is quoted on a private market based on the value of the underlying investments.

The following table sets forth the benefit obligation activity and the funded status for each of the Bank’s plans at December 31, 2021. In addition, the table sets forth the over (under) funded status at December 31, 2021. This pension benefits table does not include the obligations for ESBPs.

	Pension Benefits	Other Postretirement Benefits
(Dollars in millions)	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021
Accumulated benefit obligation	$3,846

Change in benefit obligation
Benefit obligation, beginning of year	$3,970	$257
Service cost	92	1
Interest cost	68	4
Plan participants’ contributions	—	4
Actuarial loss/(gain)	(88)	(5)
Benefits paid	(168)	(22)

Benefit obligation, end of year	3,874	239
Fair value of plan assets, end of year	5,014	344

Over (Under) funded status	$1,140	$105

The Pension Plan obligation experienced a net gain of $88 million during 2021, primarily due to changes in the discount rate. The discount rate increased from 2.30% at December 31, 2020 to 2.67% at December 31, 2021. The Other Benefits Plan obligation experienced a net gain of $5 million during 2021, primarily due to changes in the discount rate. The discount rate increased from 2.08% at December 31, 2020 to 2.52% at December 31, 2021.

The following table illustrates the changes that were reflected in AOCI during 2021. Pension benefits do not include the ESBPs.

	Pension Benefits		Other Postretirement Benefits
(Dollars in millions)	Net Actuarial (Gain) Loss	Prior Service Credit	Net Actuarial (Gain) Loss	Prior Service Credit
Balance, December 31, 2020	$800	$(73)	$20	$—

Arising during the year	(326)	—	(25)	—
Recognized in net income during the year	(118)	26	—	—

Balance, December 31, 2021	$356	$(47)	$(5)	$—

Note 13—Employee Pension and Other Postretirement Benefits (Continued)

At December 31, 2021, the following amounts were recognized in accumulated other comprehensive loss for pension, including ESBPs, and other benefits.

	December 31, 2021
	Pension Benefits			Other Postretirement Benefits
(Dollars in millions)	Gross	Tax	Net of Tax	Gross	Tax	Net of Tax
Net actuarial (gain) loss	$356	$(93)	$263	$(5)	$1	$(4)
Prior service credit	(47)	12	(35)	—	—	—

Pension and other postretirement benefits	309	(81)	228	(5)	1	(4)

Executive Supplemental Benefits Plans
Net actuarial (gain) loss	34	(9)	25	—	—	—

Executive supplemental benefits plans adjustment	34	(9)	25	—	—	—

Pension and other postretirement benefits, as adjusted	$343	$(90)	$253	$(5)	$1	$(4)

Pension Benefits

Our pre-tax net actuarial losses decreased $418 million in 2021 from 2020. At December 31, 2021, the net actuarial loss totaled $309 million, which is net of $47 million in prior service credits. In addition, $510 million, representing the excess of the fair value of plan assets over the market-related value of plan assets, is recognized separately through the asset smoothing method over four years. $416 million of loss is subject to amortization over approximately eight years, and the prior service credits are being amortized until 2022 and 2025. The cumulative net actuarial loss resulted primarily from differences between expected and actual rate of return on plan assets and the discount rate. We estimate that our total 2022 net periodic pension cost will be a credit of approximately $43 million, assuming no contributions in 2022, which includes $59 million of amortization related to net actuarial losses. The 2022 estimate for net periodic pension cost was actuarially determined using the individual spot rates of 2.72% for service cost and 2.21% for interest cost, an expected return on plan assets of 6% and an expected compensation increase assumption of 5.1%.

A 50 basis point increase in the discount rate or in the expected return on plan assets would decrease the 2022 periodic pension cost by $28 million and $22 million, respectively, while a 50 basis point increase in the rate of future compensation levels would increase the 2022 periodic pension cost by $3 million. A 50 basis point decrease in the discount rate or in the expected return on plan assets would increase the 2022 periodic pension cost by $30 million and $22 million, respectively, while a 50 basis point decrease in the rate of future compensation levels would decrease the 2022 periodic pension cost by $3 million.

Note 13—Employee Pension and Other Postretirement Benefits (Continued)

Estimated Future Benefit Payments and Subsidies

The following pension and postretirement benefit payments, which reflect expected future service, as appropriate, are expected to be paid over the next 10 years. This table does not include the ESBPs.

(Dollars in millions)	Pension Benefits	Postretirement Benefits
Years ending December 31,
2022	$173	$17
2023	183	18
2024	188	17
2025	195	17
2026	201	16
Years 2027 - 2031	1,066	64

The following tables summarize the weighted average assumptions used in computing the present value of the benefit obligations and the net periodic benefit cost.

	Pension Benefits	Other Postretirement Benefits
	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021
Discount rate in determining net periodic benefit cost
For service cost	2.35%	2.27%
For interest cost	1.73	1.43
Discount rate in determining benefit obligations at year end	2.67	2.52
Rate of increase in future compensation levels for determining net periodic benefit cost	5.10	n/a
Rate of increase in future compensation levels for determining benefit obligations at year end	5.10	n/a
Expected return on plan assets	6.75	7.00
Cash balance crediting rate for determining net periodic benefit cost	1.62	n/a
Cash balance crediting rate for determining benefit obligations at year end	1.94	n/a

	Pension Benefits	Other Postretirement Benefits	ESBPs
(Dollars in millions)	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021
Components of net periodic benefit cost:
Service cost	$92	$1	$—
Interest cost	68	4	1
Expected return on plan assets	(275)	(22)	—
Amortization of prior service credit	(26)	—	—
Recognized net actuarial loss	119	—	6

Total net periodic benefit cost	$(22)	$(17)	$7

The Bank’s assumed weighted-average healthcare cost trend rates are as follows.

For the Year Ended December 31, 2021
Healthcare cost trend rate assumed for next year	4.13%
Rate to which cost trend rate is assumed to decline (the ultimate trend rate)	3.77%
Year the rate reaches the ultimate trend rate	2029

Note 13—Employee Pension and Other Postretirement Benefits (Continued)

Executive Supplemental Benefit Plans

The Bank has several frozen ESBPs, which provide covered participants with supplemental retirement benefits. The plans are nonqualified defined benefit plans and unfunded. The accrued liability for ESBPs included in other liabilities on the Bank’s consolidated balance sheets was $90 million at December 31, 2021.

Section 401(k) Savings Plans

The Bank has a defined contribution plan authorized under Section 401(k) of the Internal Revenue Code. All benefits-eligible employees are eligible to participate in the plan. Employees may contribute up to 75% of their eligible compensation on a pre-tax or Roth basis, or up to 10% of their eligible compensation on an after-tax basis, through payroll deductions, to a combined maximum of 75% of eligible compensation, subject to statutory limits. The Bank makes a matching contribution equal to 100% of every pre-tax or Roth dollar an employee contributes on the first 3% of the employee’s eligible compensation and 50% of every pre-tax or Roth dollar an employee contributes on the next 2% of the employee’s eligible compensation, for a maximum matching opportunity of 4%. Bank matching contributions are credited to eligible participants’ accounts annually following year-end. Matching contributions are fully vested when credited. All employer contributions are tax deductible by the Bank. The Bank’s combined matching contribution expense was $66 million for the year ended December 31, 2021.

Note 14—Other Noninterest Income and Noninterest Expense

The detail of other noninterest income is as follows.

(Dollars in millions)	For the Year Ended December 31, 2021
Card processing fees, net	$63
Brokerage commissions and fees	62
Other	196

Total other noninterest income	$321

The detail of other noninterest expense is as follows.

(Dollars in millions)	For the Year Ended December 31, 2021
Fees to affiliates	$111
Net periodic pension cost, excluding service cost	(128)
Other	326

Total other noninterest expense	$309

Note 15—Income Taxes

The following table presents the Bank’s statutory and effective tax rates as of December 31, 2021.

For the Year Ended December 31, 2021
Federal income tax rate	21%
Effective tax rate	21%

Note 15—Income Taxes (Continued)

The components of income tax expense were as follows:

(Dollars in millions)	For the Year Ended December 31, 2021
Total current expense	$448
Total deferred expense (benefit)	(153)

Total income tax expense	$295

The components of the Bank’s net deferred tax balances as of December 31, 2021 were as follows:

(Dollars in millions)	December 31, 2021
Total deferred tax assets	$1,506
Total deferred tax liabilities	(610)

Net deferred tax asset (liability)	$896

At December 31, 2021, U.S. federal tax credit carryforwards were $206 million, and if not utilized, begin to expire in 2035. The Bank has state tax credit carryforwards (net of federal benefit) of $52 million which can be carried forward indefinitely.

The gross uncertain tax positions increased by $58 million from the prior year, substantially due to a favorable position reported on amended state returns.

The Bank is subject to U.S. federal income tax as well as various state and foreign income taxes. With limited exception, the Bank is not open to examination for periods before 2016 by U.S. federal taxing authorities and 2015 by state taxing authorities.

Note 16—Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the U.S. federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and the Bank’s prompt corrective action classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. The Bank is subject to laws and regulations that limit the amount of dividends it can pay to MUAH.

Quantitative measures established by regulation to help ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to quarterly average assets (as defined). As of December 31, 2021, management believes the capital ratios of the Bank met all regulatory requirements of “well-capitalized” institutions, which are 10% for the Total risk-based capital ratio and 8.0% for the Tier 1 risk-based capital ratio. Furthermore, management believes, as of December 31, 2021, the Bank met all capital adequacy requirements to which they are subject.

Note 16—Regulatory Capital Requirements (Continued)

The Bank’s capital amounts and ratios are presented in the following table.

	U.S. Basel III			Minimum Capital Requirement with Capital Conservation Buffer (1)			To Be Well- Capitalized Under Prompt Corrective Action Provisions
(Dollars in millions)	Amount	Ratio		Amount	Ratio		Amount	Ratio
Capital Ratios for the Bank:
As of December 31, 2021 (U.S. Basel III):
Common equity tier 1 capital (to risk-weighted assets)	$15,629	16.68%	≥	$6,560	7.00%	≥	$6,091	6.5%
Tier 1 capital (to risk-weighted assets)	15,629	16.68	≥	7,966	8.50	≥	7,497	8.0
Total capital (to risk-weighted assets)	16,265	17.36	≥	9,840	10.50	≥	9,371	10.0
Tier 1 leverage(2)	15,629	12.14	≥	5,149	4.00	≥	6,436	5.0

(1)	Beginning January 1, 2019, the minimum capital requirement includes a capital conservation buffer of 2.5%.
(2)	Tier 1 capital divided by quarterly average assets (excluding certain disallowed assets, primarily goodwill and other intangibles).

Note 17—Restrictions on Cash and Due from Banks, Securities, Loans and Dividends

Federal Reserve regulations require the Bank to maintain reserve balances based on the types and amounts of deposits received. Due to the impact of the COVID-19 pandemic and the corresponding economic environment, the Federal Reserve eliminated this reserve requirement at December 31, 2021 attempting to ease financial conditions.

See Note 2 to these consolidated financial statements for the carrying amounts of securities that were pledged as collateral as required by contract or law.

The Federal Reserve Act restricts the amount of credit transactions and the terms of both credit and non-credit transactions between a bank and its non-bank affiliates. Such transactions may not exceed 10% of the bank’s capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for loan losses excluded from Tier 2 capital) with any single non-bank affiliate and 20% of the bank’s capital and surplus with all its non-bank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. See Note 16 to these consolidated financial statements for further discussion of risk-based capital.

The declaration of a dividend by the Bank to MUAH is subject to the approval of the OCC if the total of all dividends declared in the current calendar year plus the preceding two years exceeds the Bank’s total net income in the current calendar year plus the preceding two years. The payment of dividends is also limited by minimum capital requirements imposed on national banks by the OCC.

Note 18—Commitments, Contingencies and Guarantees

The following table summarizes the Bank’s commitments:

(Dollars in millions)	December 31, 2021
Commitments to extend credit	$39,220
Issued standby and commercial letters of credit	3,897
Other commitments	4

Commitments to extend credit are legally binding agreements to lend to a customer provided there are no violations of any condition established in the contract. Commitments have fixed expiration dates or other termination clauses and may require maintenance of compensatory balances. Since many of the commitments to extend credit may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements.

Note 18—Commitments, Contingencies and Guarantees (Continued)

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit are generally contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party, while commercial letters of credit are issued specifically to facilitate foreign or domestic trade transactions. The majority of these types of commitments have remaining terms of 1 year or less. At December 31, 2021, the carrying amount of the Bank’s standby and commercial letters of credit totaled $3 million. Estimated exposure to loss related to these commitments is covered by the allowance for losses on unfunded commitments. The carrying amounts of the standby and commercial letters of credit and the allowance for losses on unfunded credit commitments are included in other liabilities on the consolidated balance sheet.

The credit risk involved in issuing loan commitments and standby and commercial letters of credit is essentially the same as that involved in extending loans to customers and is represented by the contractual amount of these instruments. Collateral may be obtained based on management’s credit assessment of the customer.

The Bank is subject to various pending and threatened legal actions that arise in the normal course of business. The Bank maintains liabilities for losses from legal actions that are recorded when they are determined to be both probable in their occurrence and can be reasonably estimated. Management believes the disposition of all claims currently pending, including potential losses from claims that may exceed the liabilities recorded, and claims for loss contingencies that are considered reasonably possible to occur, will not have a material effect, either individually or in the aggregate, on the Bank’s consolidated financial condition, results of operations or liquidity.

Note 19—Related Party Transactions

The Bank provides various business, banking, financial, administrative and support services, and facilities for MUFG Bank, Ltd. in connection with the operation and administration of MUFG Bank, Ltd.’s business in the U.S. (including MUFG Bank, Ltd.’s U.S. branches). The Bank and MUFG Bank, Ltd. participate in a master services agreement whereby the Bank earns fee income in exchange for services and facilities provided.

In addition to the above, the Bank conducts transactions with affiliates, which include MUFG Bank, Ltd., MUFG, MUAH and other entities which are directly or indirectly owned by MUFG or MUAH. The transactions include capital market transactions, facilitating securities transactions, secured financing transactions, advisory services, clearing and operational support. Under services level agreements the Bank provides services to and receives services from various affiliates. The Bank also has referral agreements with its affiliates and pays referral fees from investment banking revenue earned.

Related party transactions reflect market-based pricing. These transactions are subject to federal and state statutory and regulatory restrictions and limitations.

The tables and discussion below represent the more significant related party balances and income and expenses generated by related party transactions.

Note 19—Related Party Transactions (Continued)

As of December 31, 2021 assets and liabilities with affiliates consisted of the following:

(Dollars in millions)	December 31, 2021
Assets:
Cash and cash equivalents	$92
Trading account assets	129
Other assets	240
Liabilities:
Deposits	$1,728
Long-term debt	2,625
Other liabilities	163

Revenues and expenses with affiliates for the year ended December 31, 2021 were as follows:

(Dollars in millions)	For the Year Ended December 31, 2021
Interest Expense
Deposits	$1
Long-term debt	22
Noninterest Income
Trading account activities	125
Fees from affiliates	1,591
Other, net	10
Noninterest Expense
Net occupancy and equipment	10
Other	111

During 2021, the Bank sold loans to affiliates for gross proceeds of $2.3 billion resulting in gains on sale of $4 million.

For additional information regarding the debt due to affiliates, see Note 8 to our consolidated financial statements.

At December 31, 2021, the Bank had derivative contracts with affiliates totaling $4.4 billion in notional balance, with $129 million in net unrealized gains.

Note 20—Subsequent Events

The Bank has evaluated these December 31, 2021 consolidated financial statements for subsequent events through October 3, 2022, the date the consolidated financial statements were available to be issued, and determined that no events have occurred that require disclosure.

Deloitte & Touche LLP 555 Mission Street Suite 1400 San Francisco, CA 94105 USA Tel: +1 415 783 4000 www.deloitte.com

INDEPENDENT AUDITOR’S REPORT

To the stockholder and the Board of Directors of MUFG Union Bank, N.A.

Opinion

We have audited the consolidated financial statements of MUFG Union Bank, N.A. and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of income, comprehensive income, changes in stockholder’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

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Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

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Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

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Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

October 3, 2022